EXHIBIT 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and between

THE HANOVER INSURANCE GROUP, INC.

and

COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY

Dated as of July 30, 2008

i

TABLE OF CONTENTS

		Page
Section 12.08	Jurisdiction	73

Section 12.09	Waiver of Jury Trial	73

Section 12.10	Counterparts; Effectiveness; Third-Party Beneficiaries	73

Section 12.11	Entire Agreement	73

Section 12.12	Severability	74

Exhibit A – Form of Restructuring Agreement

Exhibit B – Form of Accident and Health Coinsurance Agreement

Exhibit C – Form of Accident and Health Administrative Services Agreement

Exhibit D – Form of New York Accident and Health Coinsurance Agreement

Exhibit E – Form of New York Accident and Health Administrative Services Agreement

Exhibit F – Form of Transition Services Agreement

Exhibit G – Form of IP License Agreement

Exhibit H – Sample Balance Sheet

Exhibit I – Sample Purchase Price Statement

Exhibit J – Milliman Appraisal

v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of July 30, 2008, between The Hanover Insurance Group, Inc., a Delaware corporation (“Seller”) and Commonwealth Annuity and Life Insurance Company, a Massachusetts stock insurance company (“Buyer”).

Whereas, Seller is the sole record and beneficial owner of all of the outstanding shares of capital stock (the “Shares”) of First Allmerica Financial Life Insurance Company, a Massachusetts stock insurance company (the “Company”);

Whereas, upon the terms and subject to the conditions of this Agreement, Seller desires to sell, and Buyer desires to acquire, the Shares;

Whereas, on the date hereof, Seller and the Company entered into a Restructuring Agreement in the form attached hereto as Exhibit A (the “Restructuring Agreement”), pursuant to which, among other things, the Company will sell, assign, transfer, dividend or effect capital contributions of, and Seller or one of its Affiliates will acquire and assume, the certain assets and liabilities of the Company as set forth on Schedule A hereto (collectively, the “Excluded Assets and Liabilities,” and each an “Excluded Asset” or an “Excluded Liability”) in each case on the terms set forth in the Restructuring Agreement;

Whereas, The Hanover Insurance Company (“Hanover”), an Affiliate of Seller, and the Company will enter into an Accident and Health Coinsurance Agreement substantially in the form attached hereto as Exhibit B (the “Accident and Health Coinsurance Agreement”), at or prior to the Closing, pursuant to which, among other things, Hanover will reinsure from the Company specified Liabilities under the Accident and Heath Insurance Contracts issued by the Company;

Whereas, Hanover and the Company will enter into an Accident and Health Administrative Services Agreement substantially in the form attached hereto as Exhibit C (the “Accident and Health Administrative Services Agreement”), at or prior to the Closing, pursuant to which, among other things, Hanover will administer (or cause to be administered) the Accident and Health Business;

Whereas, at or prior to the Closing or, if so required pursuant to Section 7.09 hereof, as soon as possible thereafter, Hanover and the Company will enter into a New York Accident and Health Coinsurance Agreement substantially in the form attached hereto as Exhibit D (the “New York Accident and Health Coinsurance Agreement”) and a New York Accident and Health Administrative Services Agreement substantially in the form attached hereto as Exhibit E (the “New York Accident and Health Administrative Services Agreement”), pursuant to which Hanover will, respectively, reinsure from the Company specified Liabilities under the New York Accident and Heath Insurance Contracts issued by the Company and administer (or cause to be administered) the New York Accident and Health Business; and

Whereas, Seller, the Company, Buyer and/or their respective Affiliates, as applicable, will enter into the Transition Services Agreement and the IP License Agreement, substantially in the forms attached hereto as Exhibit F and Exhibit G, respectively, at or prior to the Closing,

Now, therefore, in consideration of these premises, the covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.01 Definitions.

(a) The following terms, as used herein, have the following meanings:

“338(h)(10) Adjustment Amount” means, as of the relevant date, the purchase price adjustment (prepared in accordance with the principles set forth in Section 8.06 of the Disclosure Schedules and the Sample 338(h)(10) Statement) related to the making of a Section 338(h)(10) Election pursuant to the terms of this Agreement.

“Accident and Health Business” means that part of the Business which the Company will cede to Hanover by way of the Accident and Health Coinsurance Agreement, including as further described in Section 1.01A of the Disclosure Schedules.

“Accident and Health Business Agreement” means any contract, agreement or other arrangement with a third party relating solely to the Accident and Health Business and/or the New York Accident and Health Business (excluding any Accident and Health Insurance Contract or any New York Accident and Health Insurance Contract).

“Accident and Health Insurance Contracts” means any Insurance Contract relating solely to the Accident and Health Business, including as further described in Schedule 1.01 to the Accident and Health Coinsurance Agreement.

“Action” means (i) any civil, criminal or administrative action, suit, claim, litigation or similar proceeding, in each case before a Governmental Entity or (ii) any investigation or written inquiry by a Governmental Entity, in each case other than ordinary course complaint activity by policyholders unless and until any such ordinary course policyholder complaint results in any civil, criminal or administrative action, suit, claim, litigation or similar proceeding before or by, as applicable, such Governmental Entity, in which case it shall, without duplication, be treated as an Action hereunder.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that the Company shall not be considered an Affiliate of Seller for any period from and after the Closing.

“AFLIAC Agreements” means the AFLIAC Stock Purchase Agreement, the Core Coinsurance Agreement, the Core Administrative Services Agreement, the Non-Core Coinsurance Agreement, the Non-Core Administrative Services Agreement, the IP License Agreement, dated as of December 30, 2005, between Seller and Buyer, the Restructuring Agreement, dated as of December 30, 2005, between Seller, Buyer and the Company and the

Transition Services Agreement, dated as of December 30, 2005, between Seller, Buyer, the Company and The Goldman Sachs Group, Inc.

“AFLIAC Stock Purchase Agreement” means the Stock Purchase Agreement dated as of August 22, 2005 between Seller and The Goldman Sachs Group, Inc.

“Ancillary Agreements” means the Restructuring Agreement, the Accident and Health Coinsurance Agreement, the Accident and Health Administrative Services Agreement, the New York Accident and Health Coinsurance Agreement, the New York Accident and Health Administrative Services Agreement, the Transition Services Agreement and the IP License Agreement.

“Approved Dividend” means the aggregate amount of dividends (including any payments to be made in lieu of a dividend after the Closing), valued as set forth on the relevant purchase price statement, which purchase price statement was prepared in accordance with Section 2.03 or Section 2.05 as applicable, which the DOI approves in writing for the Company to pay to Seller, which may be at or immediately prior to the Closing or at a later date to reflect adjustments from the Preliminary Purchase Price Statement to the Final Closing Date Purchase Price Statement, including as set forth in Section 2.07(b), as reduced by the amount of any capital contribution (including any payments to be made in lieu of a capital contribution after the Closing), valued as set forth on the relevant purchase price statement, which purchase price statement was prepared in accordance with Section 2.03 or Section 2.05 as applicable, from Seller to the Company required by the DOI in connection therewith (it being understood that such approval may be provided in the form of a formula to be applied to statutory capital and surplus as of a balance sheet date). In no case shall the Approved Dividend exceed the Target Dividend.

“Benefit Plans” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) and any bonus, pension, profit sharing, change in control, employment, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, severance, disability or sick leave, death benefit, hospitalization, health or medical, stock appreciation, restricted stock, employee loan, employee assistance program, vacation benefits, insurance, fringe benefit, perquisite, workers’ compensation, supplemental unemployment benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other employee benefit plan, program, agreement or arrangement (whether written or unwritten, funded or unfunded, or insured or self-insured), (x) as to which Seller or any of its Affiliates sponsors, maintains, contributes or is obligated to contribute (i) for the benefit of any current or former employee, officer, director, consultant or independent contractor of the Company, or (ii) that applies generally to all employees of the Company or (y) as to which the Company has or could have any direct or contingent Liability arising out of or related to the sponsorship or maintenance by the Company, Seller or any of its Affiliates of any plan described in clause (x) above, but excluding for the avoidance of doubt, any such Liability incurred in connection with the performance of the Company’s obligations under any Insurance Contract after the Closing.

“Business” means the On-Risk Business, the Off-Risk Business , the Accident and Health Business and the New York Accident and Health Business, taken as a whole.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law or Order to close.

“Buyer AFLIAC Obligations” means any Liabilities arising out or resulting from any breach or nonfulfillment by Buyer or its Affiliates or their respective assignees or designees of, or any failure by any of such Persons to perform, any of the covenants, terms or conditions of, or any duties or obligations under, the AFLIAC Agreements, which Affiliates shall include, following the Closing, the Company.

“Cap” means $35,000,000.

“Closed Block” means the closed block of policies established under Massachusetts Insurance Law in connection with the demutualization of the Company (f/k/a State Mutual Life Insurance Company) for the protection of holders of dividend paying policies.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986.

“Combined Tax Return” means a Tax Return with respect to any income Tax or franchise Tax that is determined by reference to net income, that in either case is payable to any state, local or foreign taxing jurisdiction and has been, or will be, filed by or on behalf of the Company with a member of the Seller Group on an affiliated, consolidated, combined or unitary basis, other than a Tax Return that includes only the Company.

“Common Stock” means the common stock, par value $10.00 per share, of the Company.

“Confidentiality Agreement” means the Confidentiality Agreement between Goldman, Sachs & Co. and Seller, dated as of February 8, 2008, as amended from time to time.

“Consolidated Service Agreement” means the existing Consolidated Service Agreement dated as of January 1, 2008 among Seller, the Company and certain of Seller’s other Subsidiaries, and the various procedures, agreements or arrangements related thereto, including the cost distribution policy and methodology.

“Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, including the sale and purchase of the Shares and the execution, delivery and performance of the Ancillary Agreements, including the Restructuring Agreement, the Accident and Health Coinsurance Agreement and the New York Accident and Health Coinsurance Agreement.

“Contracts” means all agreements, contracts, leases, subleases and other arrangements (other than this Agreement, the Ancillary Agreements, any agreement or arrangement that is an Excluded Asset or an Excluded Liability and any intercompany agreement or arrangement which is to be terminated, settled or cancelled as of the Closing Date pursuant to Section 7.04 hereof) to which the Company is a party or by which it is bound.

“Core Administrative Services Agreement” means the Core Administrative Services Agreement dated as of December 30, 2005 between the Company and Buyer.

“Core Business” means that part of the Business ceded to Buyer pursuant to the Core Coinsurance Agreement.

“Core Coinsurance Agreement” means the Core Coinsurance Agreement dated as of December 30, 2005 between the Company and Buyer.

“Data Room” means the data room facilitated by Merrill Corporation, managed by Seller and containing documents made available to Buyer.

“Deductible” means $2,500,000.

“Disclosure Schedules” means the disclosure schedules to this Agreement.

“DOI” means the Division of Insurance of the Commonwealth of Massachusetts and any successor agency thereto, including, as applicable, the Massachusetts Commissioner of Insurance.

“Employee Liabilities” means any Liability, whether arising before or after the Closing, related to or arising in connection with (i) the Benefits Plans, including any Liability related to the transfer of any Benefit Plan sponsored by the Company to an Affiliate of the Company, any past or future funding obligations under any Benefit Plan, any COBRA obligations under any such plan relating to any former employees of Seller or its Affiliates, or any Liability under ERISA, the Code or other applicable law, (ii) the employment of any Person or the retention of any Person as an independent contractor by the Company or by Seller or any of its Affiliates on or prior to the Closing Date, including any Liability related to the transfer of such Person by the Company to an Affiliate of the Company, any Liability for wages, salaries, incentive compensation, severance, retention payments or other employee-related liabilities and obligations, any Liability related to the failure to properly classify employees and independent contractors and any Liability related to payroll tax withholding requirements or (iii) the Company’s acting as the common employer for Seller and its Affiliates or the substitution of an Affiliate of the Company for the Company as the common employer for Seller and its Affiliates effective as of January 1, 2008.

“Environmental Laws” means all applicable Laws relating to health, safety, pollution or protection of the environment.

“Environmental Liabilities” means any Liability, whether arising before or after the Closing, based on, arising out of or relating to Environmental Laws, to the extent the actions, omissions or events giving rise to such Liability occurred prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any governmental or regulatory authority, agency, commission, court, tribunal, body or other governmental or quasi-governmental or self-regulatory entity, or any arbitral body.

“HSR Act” means the Hart–Scott–Rodino Antitrust Improvements Act of 1976.

“IMR Adjustment” means the net gain or loss arising from sales of Company Investment Assets Backing Surplus and Supplementary Additional Excluded Assets (as defined in the Restructuring Agreement), in each case occurring between and including April 1, 2008 and the Business Day immediately prior to the Closing Date as required to be reflected in the “Interest Maintenance Reserve” line item of the applicable Balance Sheet, which adjustment shall operate to exclude from such line item any gain or loss arising from the sale of such Company Investment Assets Backing Surplus and Supplementary Additional Excluded Assets.

“Income Tax Return” means Tax Returns with respect to Taxes based upon or measured by gross or net income, premiums or receipts.

“Indemnified Claim” means a claim for indemnity under Article 10.

“Insurance Contracts” means the policies, certificates and contracts, including policies sold to individuals on a group form, issued, reinsured, or administered, by the Company and included in the Business, together with all endorsements, amendments, riders, slips, term sheets and binders related thereto.

“Insurance Laws” means all applicable Laws regulating the business of insurance companies or insurance products and all applicable Orders and written opinions or written recommendations of Insurance Regulators binding on the Company.

“Insurance Regulators” means the DOI and each other governmental insurance regulatory authority that regulates the insurance operations or insurance products of the Company.

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) Trade Secrets; (iv) published and unpublished works of authorship (including without limitation tools, databases and other compilations of information), copyrights therein and thereto, copyrights and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property rights.

“Investment Advisors Act” means the Investment Advisors Act of 1940.

“Investment Company Act” means the Investment Company Act of 1940.

“IP License Agreement” means an intellectual property license agreement in substantially the form attached hereto as Exhibit G.

“IRS” means the Internal Revenue Service of the United States of America.

“IT Assets” means all computers, computer software, firmware, middleware, servers, networks, systems, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation of the Company.

“Keepwell” means the keepwell letter from Seller to the DOI dated December 22, 2005.

“Knowledge of Seller” means the actual knowledge of the Persons listed on Section 1.01B of the Disclosure Schedules, based upon the reasonable diligence of such Persons.

“Law” means any applicable statute, law (including principles of common law), ordinance, rule or regulation or binding circular, binding bulletin or binding and published written opinion by any Governmental Entity.

“Liabilities” means any and all liabilities and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP or SAP, as applicable, to be reflected in any Financial Statements or Statutory Statements or disclosed in the notes thereto.

“LIBOR” means the London Interbank Offered Rate for deposits in United States dollars having a maturity of three months that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the second London Banking Day before the date from and after which interest equal to LIBOR is owing under the applicable terms of this Agreement. For purposes of this definition, (a) “London Banking Day” means any day on which dealings in deposits in United States dollars are transacted in the London interbank market and (b) “Telerate Page 3750” means the display designated as “Page 3750” on MoneyLine Telerate.

“Lien” means, with respect to any property or asset, any mortgage, lien (including statutory liens), pledge, charge, security interest or encumbrance of any kind in respect of such property or asset.

“Losses” means, without duplication, judgments, damages, awards, fines, penalties, expenses, fees, costs, losses or amounts paid in settlement (including reasonable attorneys’ and experts fees and expenses, costs of investigation and defense and other reasonable out of pocket expenses related thereto, but excluding in each case any incidental, consequential, exemplary or punitive damages (other than third party damages)).

“Material Adverse Effect” means any material adverse effect on (A) the assets, business, condition (financial or otherwise), results of operations or Liabilities (net of Buyer’s contractual rights against Seller pursuant to Section 10.02 hereof, taking into account the creditworthiness of Seller) of the On-Risk Business, or (B) the Liabilities (net of the contractual rights against third parties or Seller and Seller’s Affiliates, as applicable, and other assets related to such Liabilities, taking into account the creditworthiness of such Persons) of the Off-Risk Business, the Accident and Health Business and the New York Accident and Health Business, taking all of the foregoing in clauses (A) and (B) as a whole, excluding any such effect to the extent resulting from (i) the public announcement of the Contemplated Transactions, (ii) changes, circumstances or conditions affecting the life insurance and annuity industries generally, (iii) changes in economic, business, regulatory or political conditions generally or in U.S. or global financial markets, (iv) the commencement, occurrence or continuation of any war, armed hostilities, or acts of terrorism involving or affecting the United States or any part thereof, (v) changes in Laws, GAAP or SAP, (vi) the failure by the Company to meet any revenue or earnings projections, forecasts or predictions for any periods ending after the date of this Agreement, but not excluding any underlying cause of such failure, (vii) any action or omission to act required to be taken by Seller or the Company pursuant to the terms of this Agreement or taken by Seller or the Company with the consent, at the direction or upon the request of Buyer and (viii) any matter set forth in Section 1.01C of the Disclosure Schedules.

“New York Accident and Health Business” means that part of the Business which the Company will cede to Hanover by way of the New York Accident and Health Coinsurance Agreement, including as further described in Section 1.01D of the Disclosure Schedules.

“New York Accident and Health Insurance Contracts” means any Insurance Contract relating solely to the New York Accident and Health Business, including as further described in Schedule 1.01 to the New York Accident and Health Coinsurance Agreement.

“Non-Core Administrative Services Agreement” means the Non-Core Administrative Services Agreement dated as of December 30, 2005 between the Company and Buyer.

“Non-Core Coinsurance Agreement” means the Non-Core Coinsurance Agreement dated as of May 30, 2006 between the Company and Buyer.

“Off-Risk Business” means that part of the Business which the Company has ceded to entities not affiliated with the Company as of the date hereof through coinsurance agreements, that is the subject of the Core Coinsurance Agreement or the Non-Core Coinsurance Agreement or for which the Company otherwise retains no insurance risk, all as further described on Section 1.01E of the Disclosure Schedules, but excluding the Accident and Health Business and the New York Accident and Health Business.

“Off-Risk Business Agreement” means any contract, agreement or other arrangement with a third party relating solely to the Off-Risk Business (excluding any Off-Risk Insurance Contract).

“Off-Risk Insurance Contracts” means any Insurance Contract relating solely to the Off-Risk Business, including as further described on Section 1.01F of the Disclosure Schedules.

“On-Risk Business” means that part of the Business for which the Company retains insurance risk, including the Company’s traditional life business, group retirement products and guaranteed investment contracts, as further described on Section 1.01G of the Disclosure Schedules, which shall exclude the Accident and Health Business and the New York Accident and Health Business.

“On-Risk Business Agreement” means any contract, agreement or other arrangement with a third party relating solely to the On-Risk Business (excluding any On-Risk Insurance Contract).

“On-Risk Insurance Contracts” means any Insurance Contract relating solely to the On-Risk Business, including as further described on Section 1.01H of the Disclosure Schedules.

“Order” means any award, injunction, judgment, decree, settlement, order or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any Governmental Entity.

“Permitted Liens” means (i) Liens for Taxes, assessments or other charges by Governmental Entities not yet due or payable or the amount or validity of which is being contested in good faith, (ii) inchoate mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (iii) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable law or other social security, (iv) such Liens as will not encumber or affect in any manner the capital stock or any property or asset of the Company following consummation of the Contemplated Transactions, (v) deposits or similar arrangements required by Insurance Regulators, which as of December 31, 2007 included the deposits or similar arrangements reflected in Schedule E, Part 3 (Special Deposits) of the Statutory Statements for such date, and (vi) such other Liens as are disclosed on Section 1.01I of the Disclosure Schedules.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Tax Period” means any Tax period that begins after the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date;

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

“Producer” means any employee, advisor, general agent, broker, broker-dealer, reinsurance intermediary, consultant, producer, financial institution, registered representative, call center personnel or other Person who marketed, sold or negotiated products included in the Business.

“Representatives”, with respect to any Person, means such Person’s Affiliates, directors, officers, employees, agents, advisors, and Representatives of such Person’s agents and advisors.

“SAP” means the statutory accounting principles and practices prescribed or permitted by the applicable Insurance Regulators.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Seller Group” means, with respect to federal income Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Seller is a member and, with respect to state, local or foreign income Taxes or franchise Taxes determined by reference to net income, the consolidated, combined or unitary group of which Seller or any of its Affiliates is a member (other than a group consisting only of the Company).

“Seller Retained Subsidiary” means a new or to be formed subsidiary of the Company created for the purpose of transferring from the Company to an Affiliate the real estate assets of the Company that are Excluded Assets.

“Subsidiary” of any Person means another Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such first Person.

“Target Adjusted Statutory Capitalization” means, as of any balance sheet date, $130,000,000.

“Target A&H Contracts” means the Accident and Health Contracts set forth on Section 5.08 of the Disclosure Schedules.

“Target Dividend” means the assets to be transferred by dividend by the Company to Seller pursuant to Section 2.02(a) of the Restructuring Agreement, valued as set forth on the relevant purchase price statement, which purchase price statement was prepared in accordance with Section 2.03 or Section 2.05 as applicable, increased by the amount, if any, of the Additional Dividend or reduced by the amount, if any, of the Capital Contribution, calculated as of the relevant balance sheet date.

“Tax” (including, with correlative meaning, the term “Taxes”) shall mean taxes payable to any Taxing Authority including (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer, gains, license or similar taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto.

“Tax Return” means all reports, forms and returns required to be filed with a Taxing Authority with respect to Taxes.

“Tax Sharing Agreement” means the existing Consolidated Income Tax Agreement dated as of December 31, 2001, among Seller (f/k/a Allmerica Financial Corporation), the Company and certain of Seller’s other Subsidiaries.

“Taxing Authority” means any Governmental Entity and any Person, agency or office responsible for the imposition of any Tax or Taxes or having the administration of any Tax or Taxes.

“Trade Secrets” means confidential information, trade secrets and know-how.

“Transition Services Agreement” means a transition services agreement in substantially the form attached hereto as Exhibit F.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
338(h)(10) Statement	Section 2.09(b)
Accident and Health Administrative Services Agreement	Recitals
Accident and Health Coinsurance Agreement	Recitals
Acquisition Proposal	Section 5.04(b)
Acquisition Transaction	Section 5.04(b)
Actual Adjusted Statutory Capitalization	Section 2.03(b)
Additional Dividend	Section 2.03(b)
Agreement	Preamble
Allmerica Trademarks	Section 7.08
Approved Additional Dividend	Section 2.03(e)
Arbiter	Section 2.06(b)
Books and Records	Section 3.07(c)
Brokers	Section 2.08(c)
Brokers Assets	Section 2.08(a)
Broker’s Quote	Section 2.08(a)
Buyer	Preamble
Buyer Indemnified Persons	Section 10.02(a)
Capital Contribution	Section 2.03(b)
Closing	Section 2.02
Closing Date Adjusted Statutory Capitalization	Section 2.05(a)
Closing Date Balance Sheet	Section 2.05(a)
Closing Date Purchase Price Statement	Section 2.05(a)
Company	Recitals
Company Intellectual Property	Section 3.15(a)
Company Investment Assets	Section 3.14(b)
Company Investment Assets Backing Surplus	Section 2.08(c)
Contingent Reserves	Section 7.05
Deferred Closing	Section 2.02

Term	Section
Designated Replacement Securities	Section 3.14(b)
Disagreement	Section 2.08(a)
Disputed Item	Section 2.06(a)
Dividend Shortfall	Section 2.03(a)
ERISA Plans	Section 3.13(d)
Estimated 338(h)(10) Statement	Section 2.09(a)
Estimated Purchase Price	Section 2.03(c)
Excluded Asset	Recitals
Excluded Assets and Liabilities	Recitals
Excluded Liability	Recitals
Existing Claims	Section 10.02(a)
Fair Market Value	Section 2.08(b)
Final Closing Date Balance Sheet	Section 2.06(c)
Final Closing Date Purchase Price Statement	Section 2.06(c)
Final Determination	Section 10.11
Final Purchase Price	Section 2.06(c)
Financial Statements	Section 3.07(a)
Hanover	Recitals
IDC	Section 2.08(c)
IDC Assets	Section 2.08(a)
IDC Price	Section 2.08(a)
Impairment Policy	Section 2.03(f)
Indemnified Party	Section 10.04(a)
Indemnifying Party	Section 10.04(a)
Intercompany Balances	Section 7.04(a)
Licenses	Section 3.13(b)
London Banking Day	Section 1.01(a)
Negative Asset Value Adjustment Amount	Section 2.03(a)
New York Accident and Health Administrative Services Agreement	Recitals
New York Accident and Health Coinsurance Agreement	Recitals
NY Closing Date	Section 7.09(a)
NY DOI	Section 7.09
NY DOI Approvals	Section 7.09(a)
Organizational Documents	Section 3.01(c)
Positive Asset Value Adjustment Amount	Section 2.03(a)
Potential Contributor	Section 10.06
Pre-Closing AFLIAC Breach	Section 10.02(f)
Preliminary Adjusted Statutory Capitalization	Section 2.03(c)
Preliminary Balance Sheet	Section 2.03(c)
Preliminary Purchase Price Statement	Section 2.03(c)
Producer Agreement	Section 3.11(b)
PTCE 84-14	Section 3.13(c)
Purchase Price	Section 2.03(a)
Purchase Price Allocation	Section 8.06(c)
Reinsurance Agreements	Section 3.21

Term	Section
Restructuring Agreement	Recitals
Returns	Section 3.17(a)
Sample 338(h)(10) Statement	Section 2.03(b)
Sample Adjusted Statutory Capitalization	Section 2.03(b)
Sample Balance Sheet	Section 2.03(b)
Sample Purchase Price Statement	Section 2.03(b)
Section 9.03(g) Election	Section 2.03(a)
Section 9.03(g) Notice	Section 2.03(c)
Section 338(h)(10) Election	Section 8.06(a)
Seller	Preamble
Seller Indemnified Persons	Section 10.03
Separate Accounts	Section 3.23(a)
Shares	Recitals
Specified Warranties	Section 10.01(a)
Statutory Statements	Section 3.07(b)
Tax Package	Section 8.02
Tax Proceeding	Section 8.01(g)
Taxing Authority	Section 1.01(a)
Telerate Page 3750	Section 1.01(a)
Third Party Claim	Section 10.04(a)
Trade Secrets	Section 1.01(a)
Warranty Breach	Section 10.02(a)

Section 1.02 Other Definitional and Interpretative Provisions. For purposes of this Agreement, in addition to the definitions referred to or set forth in this Article 1:

(a) The words “hereof”, “herein”, “hereunder” and words of similar import will refer to this Agreement as a whole and not to any particular Section or provision of this Agreement.

(b) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(c) References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified, and reference to a particular Section of this Agreement will include all subsections thereof.

(d) The words “party” and “parties” will refer to Seller and Buyer.

(e) The word “including” means including without limitation.

(f) Definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender.

(g) “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(h) References to an agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

(i) References to any Person include the successors and permitted assigns of that Person.

(j) References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(k) Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

(l) Except where otherwise provided, accounting terms used herein and not otherwise defined herein are used herein as defined by GAAP.

(m) Wherever this Agreement or any Ancillary Agreement requires an Affiliate of Seller or Buyer that is not a party hereto or thereto, to perform or comply with any provision, term, representation, covenant, condition or any other obligation set forth herein or therein, Seller or Buyer, as applicable, shall cause such Affiliate to effect such performance or compliance as if such Affiliate were a party hereto or thereto.

(n) For the purposes of Article 3, wherever there is a reference to the delivery of a document to Buyer prior to the date hereof, the physical delivery of such document to Buyer or the posting of such document in the Data Room, in each case prior to the date hereof, will constitute the delivery of such document in the form so posted or physically delivered.

(o) For the purposes of Article 2, when the last day for performance of any obligation falls on a weekend day or legal holiday, the next following Business Day shall be treated as the final day for performance.

ARTICLE 2.

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Shares at the Closing.

Section 2.02 Closing Date. The closing (the “Closing”) of the purchase and sale of the Shares hereunder shall take place (a) at the offices of Ropes & Gray LLP, One International Place, Boston, MA 02110 on the first day that (i) falls on the last Business Day of a calendar month and (ii) follows the satisfaction of the conditions set forth in Section 9.01, Section 9.02, and Section 9.03 (other than the conditions to be satisfied at, or immediately prior to, the Closing, but subject to satisfaction of such conditions), provided, however, that if the Closing is otherwise scheduled to occur on December 31, 2008, then the Closing Date shall be January 2, 2009 (a “Deferred Closing”), or (b) at such other time or place as Buyer and Seller may mutually agree.

Section 2.03 Purchase Price; Determination of Estimated Purchase Price.

(a) The “Purchase Price” shall equal

(i) the Target Adjusted Statutory Capitalization; minus

(ii) the purchase price adjustment of $23,000,000; plus

(iii) an amount equal to the sum of (A) the product of (x) the amount, if any, by which the Approved Dividend is less than the Target Dividend (the “Dividend Shortfall”) and (y) 0.80, plus (B) in the event of a Section 9.03(g) Election, the product of (x) the amount by which the Dividend Shortfall exceeds $50,000,000 and (y) 0.20; minus

(iv) the 338(h)(10) Adjustment Amount;

(v) plus the Positive Asset Value Adjustment Amount or minus the Negative Asset Value Adjustment Amount.

A “Section 9.03(g) Election” shall be made if, upon receiving a Section 9.03(g) Notice as described in Section 2.03(c)(i), Buyer elects, within five (5) Business Days after receipt of the Section 9.03(g) Notice, by delivery to Seller of an irrevocable written notice of Buyer’s election, to pay Seller the amount contemplated in Section 2.03(a)(iii)(B). The “Positive Asset Value Adjustment Amount” shall be equal to the aggregate amount, if any, by which the Fair Market Value of the Company Investment Assets Backing Surplus exceeds the statutory book value of such assets and the “Negative Asset Value Adjustment Amount” shall be equal to the aggregate amount, if any, by which the statutory book value of such assets exceeds their Fair Market Value, in each case as set forth on the Preliminary Purchase Price Statement as adjusted pursuant to Section 2.03(d).

(b) Attached hereto as Exhibit H is the Company’s statutory balance sheet as of March 31, 2008 (the “Sample Balance Sheet”). Attached hereto as Exhibit I is a purchase price statement as of March 31, 2008 (the “Sample Purchase Price Statement”), which Sample Purchase Price Statement has been prepared using the Sample Balance Sheet and (i) adjusts the Sample Balance Sheet to account for the transactions contemplated by the Restructuring Agreement, the exclusion of the Accident and Health Business and the New York Accident and Health Business, including taking into account any adjustment pursuant to Section 8.02 of the Accident and Health Coinsurance Agreement and the NY Accident and Health Coinsurance Agreement, and reflects the additional categories of adjustment set forth on the Sample Purchase Price Statement, including the IMR Adjustment (such result, the “Sample Adjusted Statutory Capitalization”), (ii) illustrates, after giving effect to the adjustments described in clause (i), the amount, as of March 31, 2008, of the Additional Dividend, or the amount, as of March 31, 2008, of any Capital Contribution, the payment of which would be required to result in the Target Adjusted Statutory Capitalization, and (iii) the other items of the Purchase Price described in clauses (ii) through (v) of Section 2.03(a). The Sample Purchase Price Statement shall be calculated as if March 31, 2008 were the Closing Date and assumes that (x) the Approved Dividend is equal to the Target Dividend and (y) except for the purposes of calculating the 338(h)(10) Adjustment Amount, the Fair Market Value of the Company Investment Assets

Backing Surplus equals the statutory book value of such assets (as reflected on the Sample Balance Sheet). The Sample Purchase Price Statement shall separately set forth the 338(h)(10) Adjustment Amount and the calculation thereof as of March 31, 2008 (such separate statement (prepared in accordance with the principles set forth in Section 8.06 of the Disclosure Schedules), being the “Sample 338(h)(10) Statement”). “Additional Dividend” shall be equal to the amount of any additional dividend from the Company to Seller, the payment of which would be required to result in the Target Adjusted Statutory Capitalization, calculated as of the relevant balance sheet date. “Capital Contribution” shall be equal to the amount of any capital contribution from Seller to the Company, the payment of which would be required to result in the Target Adjusted Statutory Capitalization, calculated as of the relevant balance sheet date.

(c) No later than (i) ten days prior to the Closing Date, Seller shall deliver to Buyer a “Preliminary Balance Sheet” and (ii) two days after Buyer’s delivery of the Estimated 338(h)(10) Statement pursuant to Section 2.09 hereof, Seller shall deliver to Buyer a “Preliminary Purchase Price Statement”, in each case calculated as of the last day of the month preceding the month of the Closing Date (other than in connection with a Deferred Closing, which will be calculated as of November 30, 2008 for all purposes hereunder) on a basis consistent with the statutory accounting principles, procedures, policies, reserving methodology and methods used in calculating the Sample Balance Sheet, the Sample Purchase Price Statement, and the Sample Adjusted Statutory Capitalization (such result, the “Preliminary Adjusted Statutory Capitalization”) and in the case of the Preliminary Purchase Price Statement, calculating the amount of any Additional Dividend, Capital Contribution and Dividend Shortfall as of such date, as well as reflecting the estimated 338(h)(10) Adjustment Amount set forth on the Estimated 338(h)(10) Statement; provided that if the Approved Dividend is not known on such date, Seller shall use a good faith estimate of such amount as of such balance sheet date for purposes of calculating the Dividend Shortfall. For purposes of this delivery requirement (except for the purposes of calculating the 338(h)(10) Adjustment Amount), the Preliminary Purchase Price Statement shall be calculated as if the Fair Market Value of the Company Investment Assets Backing Surplus equals the statutory book value of such assets (as reflected on the Preliminary Balance Sheet). Such resulting amount shall constitute the “Estimated Purchase Price”. At the same time as it delivers the Preliminary Balance Sheet, Seller shall deliver to Buyer a notice (a “Section 9.03(g) Notice”) stating the amount of Seller’s good faith estimate of the Dividend Shortfall, if any, as of the Closing Date and, if such amount exceeds $50,000,000, that either (i) Seller has irrevocably determined not to waive the condition set forth in Section 9.03(g), or (ii) that Seller thereby irrevocably waives the condition set forth in Section 9.03(g). As promptly as practicable, Buyer shall review the Preliminary Purchase Price Statement and the calculations of the Estimated Purchase Price and Seller shall review the Estimated 338(h)(10) Statement and communicate any disagreements or requests for clarification to the other party hereto. If either party disagrees with the Estimated Purchase Price, in whole or in part, Seller and Buyer shall discuss in good faith, with the participation of appropriate personnel, any such disagreement and review each other’s calculations and supporting materials, with a view to promptly resolving any such disagreement and promptly reaching a mutually acceptable calculation. If, following such discussions, which discussions shall not continue longer than two days after the delivery of the Estimated Purchase Price, the parties cannot reach such a mutually acceptable calculation, then the parties shall consummate the Closing based on the Estimated Purchase Price as calculated by Seller (as adjusted to reflect any disagreements of Buyer that Seller has agreed to accept).

(d) Seller shall update the Preliminary Purchase Price Statement on the Closing Date (as of the most recent Business Day preceding the Closing Date) to reflect the actual Positive Asset Value Adjustment Amount or the Negative Asset Value Adjustment Amount determined in accordance with Section 2.03 and Section 2.08, and such actual amount shall thereafter be used in determining the Estimated Purchase Price for all purposes hereunder.

(e) To the extent that the Approved Dividend approved for payment on, prior to or as of the Closing reflects any amount of an Additional Dividend (the “Approved Additional Dividend”), the Company shall not be required to pay such amount on the Closing Date, but rather shall be required to satisfy such obligation as specified in Section 2.07. In such event, the Preliminary Purchase Price Statement shall reflect such payment obligation as a liability of the Company as of the date of the Preliminary Balance Sheet.

(f) Seller agrees to apply the impairment guidelines set forth on Section 2.03(f) of the Disclosure Schedules (the “Impairment Policy”) to the Company Investment Assets as of the Business Day preceding the Closing Date (other than (i) the Company Assets Backing Surplus and (ii) the Company Investment Assets designated as assets to be transferred pursuant to the Accident and Health Coinsurance Agreement, the New York Accident and Health Coinsurance Agreement or the Restructuring Agreement). Seller agrees to update the Preliminary Purchase Price Statement to reflect, for any such Company Investment Asset that meets the criteria for impairment set forth in the Impairment Policy, the impaired value thereof. In such case, Seller shall have the right to purchase such Company Investment Asset from the Company for cash at the impaired book value to be reflected on such revised Preliminary Purchase Price Statement.

Section 2.04 Closing. At or immediately prior to the Closing:

(a) Seller shall have caused the Company to effect the payment of any estimated Approved Dividend (disregarding amounts, if any, paid under Section 2.04(b) below) approved by the DOI for payment on, prior to or as of the Closing and the other transactions set forth in the Restructuring Agreement, except to the extent of the Approved Additional Dividend (if any), which shall be required to be paid as specified in Section 2.07(b);

(b) Seller shall have effected the payment in cash of any estimated capital contribution required by the DOI to be paid on, prior to or as of the Closing in connection with the Approved Dividend;

(c) Buyer shall deliver to Seller an amount in cash equal to the Estimated Purchase Price in immediately available funds by wire transfer to a bank account designated by Seller, by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the Closing Date;

(d) Seller shall deliver to Buyer certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto;

(e) subject to Section 7.09 hereof, Seller shall execute and deliver and shall cause its Affiliates, including Hanover as applicable, to execute and deliver, and Buyer shall execute and deliver, and shall cause its Affiliates to execute and deliver, each Ancillary Agreement to which it or its Affiliates are a party;

(f) the certificates and other documents and instruments to be delivered pursuant to Section 9.02 and Section 9.03 hereof shall be delivered;

(g) Seller shall deliver to Buyer a good standing certificate for the Company, certified by the Secretary of State of Massachusetts, dated as of a date within ten Business Days prior to the Closing Date; and

(h) Seller shall deliver to Buyer a certification conforming to the requirements of Treasury Regulation Section 1.1445-2(b)(2).

Section 2.05 Determination of the Final Purchase Price.

(a) As promptly as practicable, (i) but no later than 30 days after the Closing Date, Seller will deliver to Buyer a “Closing Date Balance Sheet” and (ii) but no later than 5 days after Buyer’s delivery of the 338(h)(10) Statement pursuant to Section 2.09 hereof, Seller shall deliver to Buyer a “Closing Date Purchase Price Statement”, in each case calculated as of the Closing Date (other than in connection with a Deferred Closing, which will be calculated as of December 31, 2008 for all purposes hereunder) on a basis consistent with the statutory accounting principles, procedures, policies, reserving methodology and methods used in calculating the Sample Balance Sheet, the Sample Purchase Price Statement and the Sample Adjusted Statutory Capitalization (such result, the “Closing Date Statutory Capitalization”), and, in the case of the Closing Date Purchase Price Statement, calculating the amount of any Additional Dividend, any Capital Contribution, the Dividend Shortfall, and the 338(h)(10) Adjustment Amount provided by Buyer under Section 2.09(b), each as of such date, as well as the Positive or Negative Asset Value Adjustment Amount.

(b) Buyer and Seller agree that they will cooperate and assist in the preparation of the Closing Date Balance Sheet and the Closing Date Purchase Price Statement and in the conduct of the audits, reviews and resolutions of disagreements referred to in Section 2.06, including making available all related Books and Records and appropriate personnel.

Section 2.06 Disputes Regarding Closing Date Balance Sheet and Closing Date Purchase Price Statement.

(a) If Buyer disputes any item reflected in the Closing Date Balance Sheet or Closing Date Purchase Price Statement delivered by Seller pursuant to Section 2.05(a) or if Seller disputes the 338(h)(10) Adjustment Amount (each such item, a “Disputed Item”), then Buyer and Seller shall proceed as set forth in subsections (b) through (e) below; provided that such parties may only dispute items reflected on any such statement on the basis (i) that such amounts were not determined in accordance with the statutory accounting principles, procedures, policies, reserving methodology and methods employed by Seller in preparing the Sample Balance Sheet or Sample Purchase Price Statement, as applicable, or the assumptions or methodologies employed by Buyer in preparing the 338(h)(10) Statement were not in accordance with the principles set forth in the Sample 338(h)(10) Statement or (ii) of arithmetic error or on the basis that the information utilized in the preparation and calculation of any such statement was not true and correct or not prepared in good faith from the Books and Records of Seller, Buyer or the Company, as the case may be.

(b) Buyer shall, within 30 days after receiving the Closing Date Balance Sheet or the Closing Date Purchase Price Statement, as applicable, deliver a notice of disagreement to Seller. Seller shall, within such time period, deliver a notice of disagreement with respect to the 338(h)(10) Statement to Buyer. Any such notice of disagreement must specify in reasonable detail all Disputed Items as to which Buyer or Seller, as applicable, disagrees, the reasons therefor and the adjustments to such Disputed Items that Buyer or Seller, as applicable, believes should be made. Buyer shall be deemed to have agreed with all other items and amounts contained in the Closing Date Balance Sheet or Closing Date Purchase Price Statement, as applicable, and Seller shall be deemed to have agreed with all other aspects of the 338(h)(10) Statement. Buyer and Seller shall, during the 15 days following the delivery of such notice(s), use their reasonable best efforts to reach agreement on the Disputed Items in order to determine and agree upon the Disputed Items.

(c) If, during such 15-day period, Buyer and Seller are unable to reach such agreement, they shall promptly thereafter submit any remaining Disputed Items to Ernst & Young LLP or, if Ernst & Young LLP is unavailable, to one of the other nationally recognized independent accounting firms of standing reasonably acceptable to Buyer and Seller (who shall not have any material relationship with Buyer or Seller) (in either case, an “Arbiter”) for resolution in a manner consistent with the provisions of this Agreement. Such Arbiter shall consider only those Disputed Items as to which the parties still disagree. Such Arbiter shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth in detail its calculations, methodologies and decision and the reasons therefor, whereupon the Closing Date Balance Sheet, Closing Date Purchase Price Statement or 338(h)(10) Statement, as applicable, shall be adjusted correspondingly. The Arbiter’s decision is final and binding upon Buyer and Seller.

(d) “Final Closing Date Balance Sheet” means the Closing Date Balance Sheet as finally determined in accordance with this Section 2.06. “Final Closing Date Purchase Price Statement” means the Closing Date Purchase Price Statement as finally determined in accordance with this Section 2.06. The Purchase Price set forth on the Final Closing Date Purchase Price Statement shall constitute the “Final Purchase Price”.

(e) The cost of such Arbiter’s review and report shall be borne by (i) Seller if the aggregate difference between the Arbiter’s aggregate calculation of the Disputed Items and Seller’s aggregate calculation of the Disputed Items is greater than the aggregate difference between the Arbiter’s calculation of the Disputed Items and Buyer’s aggregate calculation of such Disputed Item, (ii) by Buyer if the first such difference is less than the second such difference and (iii) otherwise equally by Buyer and Seller.

Section 2.07 Adjustments to the Purchase Price

(a) If the Estimated Purchase Price exceeds the Final Purchase Price, Seller shall pay to Buyer, in the manner provided in Section 2.07(c), the amount of such excess. If the Final

Purchase Price exceeds the Estimated Purchase Price, Buyer shall pay to Seller, in the manner provided in Section 2.07(c), the amount of such excess.

(b) In the event that the Approved Dividend (including any amount of Approved Additional Dividend) is greater than the net amount paid to Seller in accordance with Section 2.04(a) and Section 2.04(b), Buyer shall cause the Company to pay to Seller, in the manner provided in Section 2.07(c), the amount of such excess. In the event that the net amount paid to Seller in accordance with Section 2.04(a) and Section 2.04(b) exceeds the Approved Dividend, Seller shall pay to the Company, in the manner provided in Section 2.07(c), the amount of such excess, and, in such event, the payment obligation referred to under Section 2.03(e) shall be cancelled.

(c) Any payment pursuant to Sections 2.07(a) or (b) shall be made at a mutually convenient time and place within 10 days after the Final Closing Date Purchase Price Statement has been determined by delivery by Buyer or Seller, as the case may be, by wire transfer of immediately available funds to the other party.

Section 2.08 Valuation of Certain Company Investment Assets; Additional Purchase Adjustment

(a) By 5:00 p.m. on the fifth Business Day prior to Closing, the parties by mutual agreement shall designate certain Company Investment Assets Backing Surplus as “IDC Assets”, provided that IDC quotes prices for such assets. All Company Investment Assets Backing Surplus not designated as IDC Assets shall be designated “Brokers Assets.” The fair market value of each Company Investment Assets Backing Surplus that is an IDC Asset and each Company Investment Assets Backing Surplus that is a Brokers Asset shall be determined as follows:

(i) No later than 9:00 a.m. on the Business Day immediately prior to the Closing Date, Buyer shall submit to IDC the CUSIP number (or other unique identifier if CUSIP is not available) and face amount of each IDC Asset and request that IDC provides as promptly as possible to Buyer and Seller each such asset’s price (for the given face amount) as of approximately 3:00 p.m. on such Business Day. The price quoted by IDC shall be referred to as the “IDC Price”.

(ii) No later than 5:00 p.m. on the fourth Business Day prior to the Closing Date, Buyer shall submit simultaneously to each of the three Brokers the CUSIP number (or other unique identifier if CUSIP is not available) and face amount of each Brokers Asset and request that each Broker provide as promptly as possible to Buyer and Seller each such asset’s price (for the given face amount), with such price setting forth the bid value and ask value of each such asset as of approximately 3:00 p.m. on the Business Day immediately prior to the Closing Date. The price quoted by each Broker for each Brokers Asset shall be the average of such bid and ask price and shall be designated as the “Broker’s Quote” for each such Brokers Asset.

(iii) Seller and Buyer together shall review the IDC Prices and Brokers’ Quotes for any errors and omissions or other disagreements (together, “Disagreements”).

If Seller or Buyer discovers any Disagreement, Seller and Buyer shall immediately notify IDC or the applicable Broker, as the case may be, and use their reasonable best efforts to determine and resolve with the applicable party any such Disagreement prior to the Closing, or as promptly as possible after the Closing, in accordance with the principles set forth in this Section 2.08.

(b) The fair market value of each IDC Asset shall be the IDC price. The fair market value of each Brokers Asset is the Broker’s Quote remaining for such asset after discarding the highest and lowest Broker’s Quote for such asset. Such fair market values for the IDC and Brokers Assets shall be referred to as the “Fair Market Value” of such asset.

(c) For purposes of this Section 2.08:

(i) “Brokers” means the following brokers: Lehman Brothers Inc., Citigroup and Merrill Lynch; provided, that, if any such broker does not provide a Brokers Quote, the parties shall cooperate in good faith whether to proceed without such Brokers Quote and, if necessary, to identify a mutually acceptable replacement broker.

(ii) “Company Investment Assets Backing Surplus” means those Company Investment Assets described on Section 3.14(b) of the Disclosure Schedules as allocated, for the purposes of this Agreement, to the statutory surplus of the Company as of March 31, 2008, as adjusted for any sales of such Company Investment Assets and any purchases of replacement securities with the proceeds of such sales, occurring between and including April 1, 2008 and the Business Day immediately prior to the Closing Date, provided that such sales and purchases satisfy the standards of the investment guidelines described in Section 5.09 of the Disclosure Schedules; provided further that for purposes of this Section 2.08 only, any Additional Replacement Securities (as defined in the Restructuring Agreement) transferred to the Company by Seller pursuant to Section 2.02(c) of the Restructuring Agreement shall be deemed Company Investment Assets Backing Surplus (and may be adjusted as provided hereunder). In the event the Company purchases any such replacement securities between the fifth Business Day prior to the Closing Date and the Business Day prior to the Closing Date, the parties shall cooperate to make reasonable adjustment to the deadlines described in this Section 2.08 in order to obtain the Fair Market Value of such asset prior to the calculation of Positive Asset Value Adjustment Amount or the Negative Asset Value Adjustment Amount under Section 2.03(d).

(iii) “IDC” means the pricing and quotation service offered by Financial Time Interactive Data Corp.

Section 2.09 Adjustments relating to Section 338(h)(10) Election; Additional Payment of Purchase Price.

(a) As promptly as practicable, but no later than five days after Seller’s delivery of the Preliminary Balance Sheet pursuant to Section 2.03(c) hereof and the resolution of any Disputed Items, Buyer shall deliver to Seller a statement calculated as of the last day of the month preceding the month of the Closing Date (other than in connection with a Deferred

Closing, which will be calculated as of November 30, 2008 for all purposes hereunder) on a basis consistent with the assumptions and methodologies used in calculating the Sample 338(h)(10) Statement, and calculating the 338(h)(10) Adjustment Amount as of such date (such statement, the “Estimated 338(h)(10) Statement”).

(b) As promptly as practicable, but no later than five days after Seller’s delivery of the Closing Date Balance Sheet pursuant to Section 2.05(a) hereof and the resolution of any Disputed Items with respect thereto, Buyer shall deliver to Seller a statement calculated as of the Closing Date on a basis consistent with the assumptions and methodologies used in calculating the Sample 338(h)(10) Statement, and calculating the 338(h)(10) Adjustment Amount as of such date (such statement, the “338(h)(10) Statement”) (provided that there shall be no subsequent adjustments to the 338(h)(10) Adjustment Amount).

(c) In the event that Seller elects not to make the Section 338(h)(10) Election (as provided under Section 8.06(a)), and provides written notice of its determination not to make such election to Buyer, and Buyer shall, within 10 days after receipt of such notice, pay to Seller by wire transfer of immediately available funds, the 338(h)(10) Adjustment Amount plus interest per annum at LIBOR from and including the Closing Date to the date of such payment.

Section 2.10 Preparation of Purchase Price Statements. For the avoidance of doubt, each of the Sample Purchase Price Statement, the Preliminary Purchase Price Statement, the Closing Date Purchase Price Statement and the Final Closing Date Purchase Price Statement shall be prepared on the basis that each Transferred Asset (as defined in the Restructuring Agreement) that has not, as of the date of such statement, been transferred as contemplated by the Restructuring Agreement (whether due to the failure to obtain a required consent for such transfer or otherwise), is not, as of such date, owned or held by the Company.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer on the date hereof and (i) on the Closing Date (other than with respect to Section 3.01(a), Section 3.02, Section 3.03 and Section 3.04 as such Sections relate to the New York Accident and Health Insurance Contracts to the extent the transactions contemplated by the New York Accident and Health Coinsurance Agreement and the New York Accident and Health Administrative Services Agreement must be consummated on the NY Closing Date pursuant to Section 7.09 hereof) and (ii) with respect to Section 3.01(a), Section 3.02, Section 3.03 and Section 3.04 as such Sections relate to the New York Accident and Health Insurance Contracts, to the extent the transactions contemplated by the New York Accident and Health Coinsurance Agreement and the New York Accident and Health Administrative Services Agreement must be consummated on the NY Closing Date, on the NY Closing Date, as follows, except that the representations and warranties of Seller herein shall not be deemed to include or address that part of the Business ceded to Buyer pursuant to the Core Coinsurance Agreement or the Buyer AFLIAC Obligations:

Section 3.01 Corporate Existence and Power; No Other Business.

(a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller has all corporate powers to carry on its business as now conducted.

(b) The Company is a stock insurance company duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Except as set forth in Section 3.01(b) of the Disclosure Schedules, the Company has all corporate powers required and is duly qualified to carry on the Business as now conducted and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

(c) After giving effect to the transactions contemplated by the Restructuring Agreement, the Company will carry on no business other than the Business.

(d) The Company is not a health maintenance organization or preferred provider organization.

(e) Seller has delivered to Buyer prior to the date hereof true, complete and correct copies of the articles of organization and bylaws, each as amended to date (collectively, the “Organizational Documents”) of the Company. The Organizational Documents so delivered are in full force and effect. Seller has delivered to Buyer prior to the date hereof the minute books of the Company since April 1, 2005, and such minute books accurately reflect, in all material respects, (i) all corporate actions taken by the stockholder of the Company during such time, (ii) all corporate actions taken by the board of directors of the Company during such time, and (iii) all corporate actions taken by any committee of the board of directors of the Company as the case may be, during such time.

Section 3.02 Corporate Authorization; Binding Effect.

(a) The execution, delivery and performance by Seller of this Agreement, each Ancillary Agreement to which it will be a party and each other agreement, document and instrument to be executed and delivered in connection with this Agreement and each Ancillary Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, are within the corporate powers of and have been, or will be, duly authorized by all necessary corporate action on the part of Seller. This Agreement, subject to the due execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). As of the Closing Date (or, if applicable, in the case of the New York Accident and Health Coinsurance Agreement and the New York Accident and Health Administrative Services Agreement, the NY Closing Date), each Ancillary Agreement to which Seller will be a party and each other agreement, document and instrument to be executed and delivered in connection with this Agreement and each Ancillary Agreement to which it will be a party, subject to the due execution and delivery thereof by the other parties thereto, will constitute a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(b) The execution, delivery and performance by any Affiliate of Seller of each Ancillary Agreement to which such Affiliate is or will be a party and each other agreement, document and instrument to be executed and delivered in connection with each Ancillary Agreement to which it is or will be a party, and the consummation of the transactions contemplated thereby, are within the corporate powers of each such Affiliate and have been, or will be, duly authorized by all necessary corporate action on the part of each such Affiliate. As of the Closing Date, (or, if applicable, in the case of the New York Accident and Health Coinsurance Agreement and the New York Accident and Health Administrative Services Agreement, the NY Closing Date), each Ancillary Agreement to which each such Affiliate will be a party and each other agreement, document and instrument to be executed and delivered in connection with each Ancillary Agreement to which it will be a party, subject to the due execution and delivery thereof by the other parties thereto, will constitute a valid and binding agreement of each such Affiliate, enforceable against such Affiliate in accordance with its terms, except that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 3.03 Governmental Authorizations and Consents. The execution, delivery and performance by Seller of this Agreement and by each of Seller and any of its Affiliates of each Ancillary Agreement to which it will be a party and each other agreement, document and instrument to be executed and delivered in connection with this Agreement and each Ancillary Agreement to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, require no action, approval, consent, authorization or declaration by or in respect of, or filing with, any Governmental Entity to be made or obtained by Seller other than (i) compliance with any applicable requirements of the HSR Act; (ii) approvals, authorizations, declarations, consents, filings or notices required under the Insurance Laws of the jurisdictions set forth in Section 3.03 of the Disclosure Schedules; and (iii) such other consents, approvals, authorizations, declarations, filings or notices the failure of which to be obtained will not materially impair or delay Seller’s ability to consummate the Contemplated Transactions (taking into account, for the avoidance of doubt, Section 7.09 hereof) or impose any non-immaterial adverse effect, burden or penalty on the Business or on Buyer or its Affiliates (including any employees or officers of Buyer or its Affiliates) following the Closing.

Section 3.04 Noncontravention. The execution, delivery and performance by Seller of this Agreement and by each of Seller and its Affiliates of each Ancillary Agreement to which it or such Affiliate will be a party and each other agreement, document and instrument to be executed and delivered in connection with this Agreement and the Ancillary Agreements to which it or such Affiliate will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate or conflict with the Organizational Documents of Seller or such Affiliate, or with any resolutions adopted by the board of directors of Seller or such Affiliates, (ii) assuming compliance with the matters referred to in Section 3.03, violate, in any material respect, any applicable Law or Order, (iii) except as set forth in Section 3.04(iii) of the Disclosure Schedules and except as to matters which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation, payment, prepayment or acceleration of any right or obligation of Seller or such Affiliate or the Company, or to a loss of any benefit to which Seller or such Affiliate or the Company, are entitled under any provision of any indenture, mortgage, lien, lease, sublease, agreement, commitment, license, contract, loan, note, legally binding promise or understanding, or other instrument or Order binding upon Seller or such Affiliate or the Company, or (iv) result in the creation or imposition of any material Lien on the capital stock or any material asset of the Company except for any Permitted Liens.

Section 3.05 Capitalization.

(a) The authorized capital stock of the Company consists solely of 1,000,000 shares of Common Stock. There are 500,001 shares of Common Stock issued and outstanding.

(b) All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non assessable. Other than the Shares, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company or Seller, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any securities described in the foregoing Section 3.05(b)(i), Section 3.05(b)(ii) and Section 3.05(b)(iii).

(c) After giving effect to the Restructuring Agreement, the Company has no Subsidiaries.

Section 3.06 Ownership of Shares. Seller is the sole direct record and beneficial owner of the Shares, free and clear of any Lien, and will transfer and deliver to Buyer at the Closing valid title to the Shares free and clear of any Lien.

Section 3.07 Financial and Statutory Statements; Actuarial Information.

(a) Except as set forth in Section 3.07(a) of the Disclosure Schedules, the audited balance sheets as of December 31, 2006 and December 31, 2007 of the Company and the related audited statements of income and cash flows for the years ended December 31, 2006, and December 31, 2007 and the notes relating to each of the foregoing (together, the “Financial Statements”) present fairly, in all material respects, the financial position of the Company at December 31, 2006 and 2007 and the results of operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis throughout the periods involved

(except as required by GAAP). Buyer acknowledges that such Financial Statements do not reflect any effects that the Contemplated Transactions would have thereon.

(b) Except as set forth in Section 3.07(b) of the Disclosure Schedules, the Company (i) has filed all annual and quarterly statements required to be filed with the applicable Insurance Regulators on forms prescribed or permitted by such authorities for the years ended December 31, 2006 and December 31, 2007 and the quarter ended March 31, 2008 and (ii) prior to the Closing Date will prepare and file at the time required by such authorities for such filing and, substantially concurrently with the filing thereof, deliver to Buyer, all required quarterly statements on forms prescribed or permitted by such authorities for any quarterly periods ending thereafter on or before the Closing Date (together, the “Statutory Statements”). All such Statutory Statements and the Closing Date Balance Sheet fairly present, or will fairly present, as applicable, in all material respects in accordance with SAP, applied on a consistent basis throughout the periods involved (except as required by SAP) the statutory financial position of the Company, as of the dates therein specified and the Statutory Statements fairly present, or will fairly present, as applicable, in all material respects in accordance with SAP, applied on a consistent basis throughout the period involved (except as required by SAP), the statutory results of operations and cash flow of the Company, for the periods therein specified. All assets that are, or will be, as applicable, reflected as admitted assets on the Statutory Statements and the Closing Date Balance Sheet, to the extent applicable, comply, or will comply, as applicable, in all material respects with all Laws applicable to admitted assets and are, or will be, as applicable, in an amount at least equal to the minimum amounts required by applicable Insurance Laws. Buyer acknowledges that the Statutory Statements of the Company do not, and will not, as applicable, reflect any effects that the Contemplated Transactions would have thereon.

(c) Except as set forth in Section 3.07(c) of the Disclosure Schedules, no material weakness or significant deficiencies in internal controls have been asserted with respect to any filed Statutory Statement by the applicable Insurance Regulators. The annual statutory financial statements filed with the Commonwealth of Massachusetts have been audited by PricewaterhouseCoopers LLP. The Financial Statements and the Statutory Statements were compiled and will be compiled from and are and will be in accordance in all material respects with the books and records (including the books of account, minute books, stock record books and computer-based data and other records) (with respect to any Person, and in such Person’s possession or control, the “Books and Records”) of Seller and its Affiliates (other than the Company) (in each case, to the extent related to the Business) and the Company. The Books and Records of each of Seller and its Affiliates (other than the Company) (in each case, to the extent related to the Business) and the Company in each case related to information included in the Financial Statements or the Statutory Statements (A) are true and correct in all material respects, (B) are generally maintained in accordance with reasonable business practices, (C) accurately present and reflect in all material respects all of the transactions and actions of the Company, and (D) have no material weaknesses or significant deficiencies in internal controls that adversely affect the ability of the Company to accurately present and reflect in all material respects all of the transactions and actions of the Company. The Books and Records of the Company, in each case set forth in Section 3.07(c) of the Disclosure Schedules, are in compliance with any record-keeping requirements in applicable Contracts, and maintained in a manner that would generally enable an insurance company operating in accordance with industry standards to perform its obligations thereunder in all material respects. All of the Books and Records of the Company are, to the extent required by the Insurance Regulators, in the possession of the Company.

(d) The information contained in the September 30, 2007 policy detail extract that Seller furnished to Buyer prior to the date hereof is a true and complete copy of that provided to Milliman, Inc. and which was used in connection with the appraisal attached as Exhibit J hereto and all other information that Seller has furnished to Milliman, Inc., to the extent any such information is incorporated into the calculation of the Purchase Price or any adjustment thereto in accordance with Section 2.07, (i) is true and correct in all material respects, and (ii) has been prepared in good faith in accordance with the Books and Records of the Company. Seller makes no representation or warranty with respect to projections of future economic events, future expenses or future management actions in such analyses or policy information, or with respect to any assumptions utilized in making such projections in such analyses.

(e) Seller has delivered to Buyer the Sample Balance Sheet and Sample Purchase Price Statement. The Sample Balance Sheet and Sample Purchase Price Statement have been prepared in good faith by Seller in accordance with the Company’s Books and Records and with the principles and the adjustments set forth therein and in Section 2.03 (except that the Target Adjusted Statutory Capitalization and the Section 338(h)(10) Adjustment were provided by Buyer).

Section 3.08 Absence of Certain Changes. Since December 31, 2007, there has not been a Material Adverse Effect or an event, occurrence, development or circumstance that would reasonably be expected to result in a Material Adverse Effect. Except as set forth in Section 3.08 of the Disclosure Schedules, as permitted by Section 5.01 or as provided in the Restructuring Agreement, since December 31, 2007, the On-Risk Business and the Off-Risk Business have been conducted by Seller and its Affiliates in the usual and ordinary course of business for a run-off business and, in the case of the Off-Risk Business, a ceded business. Since December 31, 2007, each of Seller and its Affiliates (other than the Company) (in each case, to the extent related to the Business) and the Company has not:

(a) incurred any material damage, destruction or loss of property, whether covered by insurance or not;

(b) except as set forth in Section 3.08(b) of the Disclosure Schedules, made any material change (other than in the ordinary course of business or as required by changes in statutory or regulatory accounting or actuarial rules or in GAAP, SAP or applicable Law or Order) to (i) any pricing, investment, accounting, financial reporting, credit, reserving, underwriting, claims administration or allowance practice or policy, (ii) any method of calculating any reserve for accounting, financial reporting or Tax purposes or (iii) the fiscal year; or

(c) except as set forth in Section 3.08(c) of the Disclosure Schedules, amended any Tax elections currently in effect, changed or consented to any change in its method of accounting for Tax purposes, or entered into or agreed to any private letter ruling, closing agreement or similar ruling or agreement with the IRS or any other Taxing Authority or settled any audit proceeding involving a material Tax claim against the Company for which there is not a reserve on the Books and Records of the Company.

Section 3.09 No Undisclosed Material Liabilities. There are no Liabilities of the Company other than (a) Liabilities provided for in the Final Closing Date Purchase Price Statement or in the balance sheets included in the Financial Statements and Statutory Statements for periods ending on or prior to December 31, 2007, described in Section 3.07 or disclosed in the notes thereto; (b) Liabilities arising under this Agreement, the Ancillary Agreements or any agreements or instruments entered into in connection with this Agreement or the Ancillary Agreements; (c) Liabilities incurred in the ordinary course of business since December 31, 2007; (d) Liabilities that, individually or in the aggregate, are not, and are not reasonably expected to be material; or (e) Liabilities disclosed in Section 3.09(e) of the Disclosure Schedules; provided, that Seller shall be deemed to have disclosed in Section 3.09(e) of the Disclosure Schedules each of the matters that would have been required to be listed in Section 3.07, Section 3.08(a), Section 3.12, Section 3.11 (other than Liabilities resulting from any breach of or default under any of the contracts required to be listed in Section 3.11(a) of the Disclosure Schedules), Section 3.13, Section 3.17, Section 3.18, Section 3.19, Section 3.20 or Section 3.22 of the Disclosure Schedules if any qualifications relating to “Knowledge of Seller”, “material”, materiality or “Material Adverse Effect” contained in the corresponding Sections of this Agreement were disregarded.

Section 3.10 Intercompany Accounts. Section 3.10 of the Disclosure Schedules contains a complete list of all intercompany balances and agreements and arrangements (including those relating to goods, rights, services or reinsurance arrangements) as of December 31, 2007 between Seller and its Affiliates (other than the Company), on the one hand, and the Company, on the other hand. Since December 31, 2007 there has not been any accrual of liability by the Company to Seller or any of its Affiliates or other transaction between the Company, on the one hand, and Seller and any of its Affiliates, on the other hand, except (i) in the ordinary course of business of the Company, (ii) in connection with the Contemplated Transactions, (iii) pursuant to the Tax Sharing Agreement or (iv) in connection with the replacement of the Company by Hanover as the common employer for Seller and its Affiliates, and the transfer of the sponsorship of the related Benefit Plans from the Company to Hanover, in each case effective as of January 1, 2008.

Section 3.11 Material Contracts.

(a) Except for (i) Contracts to be entered into in connection with the Contemplated Transactions, (ii) the Contracts listed in Section 3.11(a) of the Disclosure Schedules, (iii) Insurance Contracts, (iv) Accident and Health Business Agreements, (v) Reinsurance Agreements and (vi) any Contracts of the type described in or required to be disclosed pursuant to any other representation or warranty in this Article 3 or any Ancillary Agreement, the Company is not, or following consummation of the Contemplated Transactions will not be, a party to or bound by any Contract. Except as set forth or described on Section 1.01A or Section 1.01C of the Disclosure Schedules, in Schedule 1.01 to the Accident and Health Coinsurance Agreement or Schedule 1.01 to the New York Accident and Health Coinsurance Agreement, or as otherwise delivered by Seller to Buyer prior to the date hereof, the Company is not a party to or obligated under (i) any insurance policies or certificates, administrative contracts, treaties, placement slips, trust account agreements or similar document, or any common account or facultative or other reinsurance placements, or any slip or binder relating to the foregoing that relates to accident or health coverage or (ii) any contract, agreement or other arrangement with a third party that relates solely to the business of providing or reinsuring accident or health coverage.

(b) Except as set forth in Section 3.11(b) of the Disclosure Schedules, the Company is not party to or otherwise materially obligated under any agency or other contract for the solicitation, sale, production or marketing of insurance business (a “Producer Agreement”); provided, that “material obligations” shall include, for this purpose and without limitation, any obligation to pay trail or similar commissions, and any exclusivity, non-compete or similar obligation that would limit or purport to limit the ability of the Company or its Affiliates or any stockholder of the Company to do business or compete in any line of business or with any Person or in any geographic area or during any period of time, and any “most-favored nation” or similar obligation, in each case following the Closing Date.

(c) Except as set forth in Section 3.11(c) of the Disclosure Schedules, each Contract required to be disclosed pursuant to Section 3.11 and each Reinsurance Contract is a valid and binding agreement of the Company, and is in full force and effect, and neither the Company nor, to the Knowledge of Seller, any other party thereto is in default or breach in any material respect under the terms of any such Contract, except for any such defaults or breaches which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(d) To the Knowledge of Seller, none of Seller or its Affiliates (other than the Company) (in each case, to the extent related to the Business) or the Company has unlawfully engaged in or assisted other Persons with, the paying of contingent commissions to improperly steer business to them or colluded with brokers to “rig bids” or submit false quotes to customers.

Section 3.12 Litigation; Complaints.

(a) Except as set forth in Section 3.12(a) of the Disclosure Schedules, there is no Action pending against, or to the Knowledge of Seller, expressly threatened against or affecting, (i) Seller or any of its Affiliates (other than the Company) or any of their respective properties (in each case, to the extent related to the Business), or (ii) the Company, which, individually or in the aggregate, would be reasonably expected to result in a Material Adverse Effect, and (subject to Section 7.09 hereof) no such Action in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Contemplated Transactions.

(b) Seller has delivered to Buyer prior to the date hereof a true, complete and correct copy in all material respects of the policyholder complaint log maintained by the Company in the ordinary course, reflecting all complaints received by the Company since January 1, 2005 through the date hereof.

Section 3.13 Compliance with Laws and Orders.

(a) Except as would not reasonably be expected to result in a Material Adverse Effect and except as set forth in Section 3.13(a) of the Disclosure Schedules, (i) each of (A) Seller and its Affiliates (other than the Company) (in each case, to the extent related to the Business) and (B) the Company is, and at all times since January 1, 2005 has been, in compliance with all applicable Laws and with all of the terms and requirements of each Order to which it or any of its assets is or has been subject, (ii) since January 1, 2005, no event has occurred or circumstance exists that would reasonably be expected to constitute or result in (with or without the giving of notice or the lapse of time or both) a violation of, or failure to comply with any Law or any term or requirement of any Order to which (A) Seller or any of its Affiliates (other than the Company) (in each case, to the extent related to the Business) or (B) the Company, or any of their respective assets, is subject, (iii) none of (A) Seller or any of its Affiliates (other than the Company) (in each case, to the extent related to the Business) or (B) the Company has received since January 1, 2005 any written notice or other written communication from any Governmental Entity regarding any actual or alleged violation of, or failure to comply with, any Law or with any term or requirement of any Order to which (1) Seller or any of its Affiliates (other than the Company) (in each case, to the extent related to the Business) or (2) the Company, or any of their respective assets, is or has been subject (other than actual or alleged violations which have been resolved), and (iv) since January 1, 2005, the Books and Records of each of (A) Seller and its Affiliates (other than the Company) (in each case, to the extent related to the Business) and (B) the Company have been maintained in compliance in all material respects with all applicable Laws and with all the terms and requirements of each Order to which it, or any of their respective assets, is or has been subject.

(b) Except as set forth in Section 3.13(b) of the Disclosure Schedules, (i) each of Seller and its Affiliates (other than the Company) (in each case, to the extent related to the Business) and the Company has all material governmental licenses, approvals, franchises, certificates of authority, permits, and other authorizations (“Licenses”) to conduct the Business as currently conducted and all such Licenses are in full force and effect, except where the failure to have such Licenses in full force and effect would not reasonably be expected to result in a Material Adverse Effect; (ii) none of Seller or its Affiliates (other than the Company) (in each case, to the extent related to the Business) or the Company has received written notice or other communication of any violation in respect of any such Licenses (other than alleged violations which have been resolved) and no Action is pending (or, to the Knowledge of Seller, threatened) to suspend, revoke or limit any such License; (iii) each of Seller and its Affiliates (other than the Company) (in each case, to the extent related to the Business) and the Company is and, since January 1, 2005, has been in compliance in all respects with its obligations under such Licenses (other than alleged violations which have been resolved) except where such noncompliance would not reasonably be expected to result in a Material Adverse Effect and (iv) none of Seller or its Affiliates (other than the Company) (in each case, to the extent related to the Business) or the Company is operating under a voluntary agreement with any Governmental Entity which restricts its authority to do business under the applicable License or which could reasonably be expected to materially and adversely impact the operations of the On-Risk or Off-Risk Business.

(c) To the extent Seller or any of its Affiliates (other than the Company) or the Company has relied on ERISA Prohibited Transaction Class Exemption 84-14 (“PTCE 84-14”), neither (i) to the Knowledge of Seller, Seller nor such Affiliate (other than the Company) nor (ii) the Company has failed to satisfy, or taken any action or failed to take any action which could reasonably be expected to cause an impending or potential failure in any material respect to satisfy, all of the relevant requirements for the maintenance of its status as a “qualified professional asset manager” under PTCE 84-14, including, the conviction or impending conviction of any Affiliate of Seller or any offense enumerated under Section 411 of ERISA or the relevant provisions of PTCE 84-14.

(d) With respect to the conduct of business with employee benefit plans subject to Title I of ERISA, plans subject to Section 4975 of the Code and governmental and other employee benefit plans subject to substantially similar laws as Title I of ERISA and Section 4975 of the Code (“ERISA Plans”), (i) (x) to the Knowledge of Seller, none of Seller or its Affiliates (other than the Company) has engaged in any conduct that could reasonably be expected to subject it and (y) Seller or its Affiliates (including the Company) have not engaged in any conduct that could be reasonably expected to subject the Company, to any Liability under Sections 404, 405, 406, 409 or 502 of ERISA or Section 4975 of the Code (or any similar laws applicable to such governmental and other employee benefit plans) and (ii) (x) to the Knowledge of Seller, none of Seller or its Affiliates (other than the Company) has engaged in any conduct that could constitute a crime or violation listed in Section 411 of ERISA which could preclude such Person and (y) Seller or its Affiliates (including the Company) have not engaged in any conduct that could constitute a crime or violation listed in Section 411 of ERISA which could preclude the Company, from providing services to any ERISA Plan. The Company is not a fiduciary with respect to any ERISA Plan. Any and all policies, contracts or arrangements between the Company and an ERISA Plan, other than any such policies, contracts or arrangements involving contractholders or policyholders, are set forth on Section 3.13(d) of the Disclosure Schedules.

Section 3.14 Company Investment Assets.

(a) The Company has, or as of Closing will have, as the case may be, good title to all Company Investment Assets (other than any Company Investment Assets that are Excluded Assets or that, insofar as the regulatory approvals necessary for such transfer are obtained, are designated as assets to be transferred pursuant to the Accident and Health Coinsurance Agreement, the New York Accident and Health Coinsurance Agreement or the Restructuring Agreement). None of such Company Investment Assets is subject to any Lien, except a Permitted Lien.

(b) Section 3.14(b)of the Disclosure Schedules sets forth as of March 31, 2008 a true and complete list of all Company Investment Assets (excluding any Company Investment Assets that are Excluded Assets or are designated as assets to be transferred pursuant to the Accident and Health Coinsurance Agreement, the New York Accident and Health Coinsurance Agreement or the Restructuring Agreement), and identifies, as of such date, (i) the investment assets allocated as backing the Company’s Liabilities with respect to the Closed Block, and (ii) for purposes of this Agreement, (x) the investment assets allocated as backing the Company’s Liabilities other than with respect to the Closed Block (including “GICs/RIO/RIFA” and “Residual”), and (y) the investment assets which have been allocated to the statutory surplus of the Company, including those investment assets designated by Seller to become Company Investment Assets as of the Closing in order to consummate the transactions required by the Restructuring Agreement (the “Designated Replacement Securities”). Between March 31, 2008 and the date hereof, there has been no material change (through maturity, divestiture, liquidation, reinvestment or otherwise) to the Company Investment Assets as set forth in Section

3.14(b) of the Disclosure Schedules other than changes in accordance with the investment criteria set forth in Section 5.09 of the Disclosure Schedules. As of the date hereof, none of such Company Investment Assets is in default in the payment of principal or interest or dividends, except as set forth in Section 3.14(b) of the Disclosure Schedules or to the extent the Preliminary Purchase Price Statement reflects a statutory value of zero for such Company Investment Asset. For purposes of this Agreement, “Company Investment Assets” means any investment assets beneficially owned, or to be beneficially owned in accordance with the foregoing provisions, from time to time by the Company, including bonds, notes, debentures, mortgage loans, real estate, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purposes, but excluding, for the avoidance of doubt, investment assets held in the Separate Accounts.

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Disclosure Schedules sets forth a true, complete and correct list of all registered and material unregistered Intellectual Property to be owned or licensed by the Company upon consummation of the transactions contemplated in the Restructuring Agreement, but excluding any Intellectual Property licensed to the Company under the IP License Agreement (the “Company Intellectual Property”). Upon consummation of the transactions contemplated in the Restructuring Agreement, the Company Intellectual Property will be owned or licensed to the Company free and clear of all Liens other than Permitted Liens and will be subsisting, and to the Knowledge of Seller, valid, enforceable and not subject to any outstanding order, judgment, settlement, decree or judgment adversely affecting the Company’s use thereof or rights thereto. Neither the Company’s use of the Company Intellectual Property nor its conduct of the On-Risk Business or Off-Risk Business and, to the Knowledge of Seller, the Accident and Health Business and the New York Accident and Health Business, has interfered with, infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of third parties, and neither Seller nor the Company has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or other violation (including any claim that the Company must license or refrain from using Intellectual Property rights of any third party). There is no litigation, opposition, cancellation, proceeding, objection or claim pending, or to the Knowledge of Seller, threatened, against the Company concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Company Intellectual Property. To the Knowledge of Seller, no Person has interfered with, infringed upon, misappropriated, or otherwise violated any Company Intellectual Property.

(b) The Company has taken commercially reasonable measures to protect the confidentiality of all Trade Secrets included in and material to the Company Intellectual Property and to the Knowledge of Seller, of all confidential customer data consistent in all material respects with the Company’s confidentiality policy and applicable law. To the Knowledge of Seller, such Trade Secrets and customer data have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

(c) Except as set forth in Section 3.15(c) of the Disclosure Schedules, no IT Assets will be owned, used or held for use by the Company upon consummation of the transactions contemplated in the Restructuring Agreement.

(d) Seller and/or its Affiliates have all right, title and interest to any Intellectual Property licensed under the IP License Agreement.

Section 3.16 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or the Company who might be entitled to any fee or commission in connection with the Contemplated Transactions.

Section 3.17 Taxes.

(a)(i) Except as set forth in Section 3.17(a) of the Disclosure Schedules, all material Tax Returns that are required to be filed with any Taxing Authority on or before the Closing Date with respect to any Pre-Closing Tax Period by, or with respect to, the Company (the “Returns”) have been, or will be, timely filed (giving effect to extensions) on or before the Closing Date; (ii) where required to, the Company has retained and currently have in its possession, all Returns referred to in clause (i) that relate to open tax years; (iii) the Company has timely paid or will timely pay all Taxes shown as due and payable on the Returns that have been or will be filed; (iv) the Returns that have been or will be filed were or will be true, correct and complete in all material respects; (v) there is no Action now proposed or pending against or with respect to the Company in respect of any material Tax as to which the Company has received written notice; (vi) the Income Tax Returns referred to in clause (i) filed for the periods ending on or before December 31, 2005 have been examined by the IRS or the appropriate state, local or foreign Taxing Authority or the period for assessment of the Taxes in respect of which such Returns were required to be filed has expired; (vii) all deficiencies asserted or assessments made as a result of such examinations have been paid in full; (viii) other than issues currently before the IRS Appellate Division (or the Joint Committee on Taxation) notice of which has been delivered to Buyer, prior to the date hereof, no unagreed issues have been raised in writing by the relevant Taxing Authority in connection with the examination of any of the Returns referred to in clause (i); (ix) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company; (x) there are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens; (xi) since October 16, 1995, the Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing consolidated U.S. federal income tax returns, a group of which Seller was the common parent; (xii) no closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any Taxing Authority with respect to Seller or any Affiliate with respect to the Company that will affect the Company’s tax liability after the Closing; (xiii) the Company will not be required, as a result of (A) a change in accounting method prior to the date of the Closing or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax law), to include in any post-Closing Tax period any item of income (or to exclude in any post-Closing Tax period any item of deduction) that would otherwise have been taken into account in a Pre-Closing Tax Period; and (xiv) the Company (A) has properly reported to the

IRS any “reportable transactions” within the meaning of Treas. Reg. § 1.6011-4(b), (B) to the Knowledge of Seller, as of the date of this Agreement, has not entered into any “reportable transactions” that are not yet required to be reported to the IRS and (C) to the Knowledge of Seller, as of the Closing Date, will not have entered into any “listed transactions” within the meaning of Treas. Reg. § 1.6011-4(b)(2) that have not already been properly reported to the IRS as of the date of this Agreement.

(b) The Financial Statements contain adequate provision through the dates thereof for all material unpaid Taxes of the Company determined in accordance with GAAP.

Section 3.18 Employees and Employee Benefit Plans.

(a) Section 3.18(a) of the Disclosure Schedules lists all Benefit Plans.

(b) Except as set forth in Section 3.18(b) of the Disclosure Schedules, the Company does not have or employ the services of any (i) common law employees or (ii) consultants, independent contractors or other service providers, in each case who provide services of a type customarily performed by common law employees. Following the Closing Date, except to the extent included as a Liability in accordance with SAP on the Final Closing Date Balance Sheet, the Company will not have any Liability, direct or indirect, with respect to any employee, consultant, independent contractor or other service provider who provides services to the Company with respect to periods prior to the Closing Date.

(c) Except as set forth in Section 3.18(c) of the Disclosure Schedules, the Company does not sponsor, maintain or administer any Benefit Plans, nor is it required under any agreement or otherwise to sponsor, maintain or administer any such Benefit Plans following the Closing Date, nor, following the Closing Date, will it in any way have any Liability, direct or indirect, with respect to or in connection with any Benefit Plan.

(d) The Company does not sponsor, maintain or administer, nor, following the Closing Date, will it in any way have any Liability, direct or indirect, with respect to any Benefit Plan subject to Title IV of ERISA.

(e) The Company does not sponsor, maintain or administer, nor, following the Closing Date, will it in any way have any Liability, direct or indirect, with respect to any “multiemployer plan”, as defined in Section 3(37) of ERISA, or any “multiple employer” plan, within the meaning of Sections 210(a), 4063 or 4064 of ERISA.

(f) The Company does not have any current or projected Liability in respect of post-employment or post-retirement health or medical or life insurance benefits with respect to any current or former employee, officer, director, consultant or independent contractor of the Company and, for the avoidance of doubt, other than in connection with the Company’s performance of its obligations under any Insurance Contract after the Closing.

(g) The Company and its Affiliates took all corporate and other actions necessary to transfer any Benefit Plan previously sponsored by the Company to an Affiliate of the Company and to cause an Affiliate of the Company to replace the Company as the common employer for Seller and its Affiliates effective as of January 1, 2008.

(h) No amounts payable under any Benefit Plan or otherwise as a result of the Contemplated Transactions will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code (determined without regard to the application of Section 280G(b)(4) of the Code).

Section 3.19 Environmental Matters; Real Property. Except as set forth in Section 3.19 of the Disclosure Schedules:

(a) there are no Actions or Orders pending or threatened, which allege material Liabilities or violations arising under or relating to any Environmental Law with respect to Seller or its Affiliates (other than the Company) (in each case, to the extent relating to the Company) or the Company;

(b) Seller or its Affiliates (other than the Company) (in each case, to the extent relating to the Company) or the Company possesses and in the past possessed all material environmental permits necessary for its operations to comply in all material respects with all applicable Environmental Laws and is and has been in compliance in all material respects with the terms of such permits and with all other applicable Environmental Laws;

(c) there have been no material written environmental audits, analyses, studies or assessments relating to the Company or any property currently or formerly owned or operated by the Company within the prior twenty years which have not been delivered to Buyer prior to the date hereof;

(d) after giving effect to the transactions contemplated by the Restructuring Agreement, the Company will not own or lease any real property; and

(e) to the Knowledge of Seller, there are no circumstances or conditions involving Seller or its Affiliates (other than the Company) (in each case, to the extent relating to the Business) or the Company, including indemnities, third party or employee exposure, or third party contaminated or waste disposal sites that would reasonably be expected to result in any material Actions or Liabilities with respect to the Company relating to any Environmental Law.

Section 3.20 Benefits Under Insurance Contracts.

(a) Except as set forth in Section 3.20(a) of the Disclosure Schedules, all benefits claimed by, or paid, payable, or credited to, any Person under any On-Risk Insurance Contract and to the Knowledge of Seller, under any Off-Risk Insurance Contract, Accident and Health Insurance Contract or New York Accident and Health Insurance Contract, have in all material respects been paid or credited (or provision as required under SAP for payment thereof has been made) in accordance with the terms of the applicable Insurance Contract and, such payments, credits or provisions were not materially delinquent and were paid or credited (or will be paid or credited) without fines or penalties (excluding interest), except for any such claim for benefits for which there is a reasonable basis to contest payment.

(b) Except as set forth in Section 3.20(b) of the Disclosure Schedules, Seller has delivered to Buyer prior to the date hereof true, correct and complete copies of a representative sample of the On-Risk Insurance Contract forms applicable to in-force On-Risk Insurance

Contracts, including representative riders and other related forms. Each On-Risk Insurance Contract in force on the date of this Agreement conforms in all material respects to one of the On-Risk Insurance Contract forms so delivered to Buyer. Each On-Risk Insurance Contract and to the Knowledge of Seller, each Off-Risk Insurance Contract, Accident and Health Insurance Contract and New York Accident and Health Insurance Contract, as well as any related ancillary documents and other agreements of insurance and reinsurance, prospectuses, statements of additional information and other selling or disclosure material and rate or rule marketed, filed or otherwise utilized by Seller or any of its Affiliates (other than the Company) (in each case, to the extent related to the Business) or the Company, the use or issuance of which requires filing or approval, has, in all material respects, been appropriately filed and, if required, approved by the applicable Governmental Entities in each jurisdiction requiring such filing or approval. All On-Risk Insurance Contract (and, to the Knowledge of Seller, all Off-Risk Insurance Contract) forms, ancillary documents, and prospectuses, statements of additional information, other selling, advertising, marketing or disclosure materials and rates or rules as of their respective mailing dates or dates of use (i) accurately described or describe (as applicable) and were or are (as applicable) consistent with the terms of the underlying Insurance Contract and the applicable rates and rules, and (ii) complied with, applicable Law and Orders and were within the scope of the approvals received therefor, in each case in all material respects.

(c) Except as set forth in Section 3.20(c) of the Disclosure Schedules, each On-Risk Insurance Contract and, to the Knowledge of Seller, each Off-Risk Insurance Contract, Accident and Health Insurance Contract and New York Accident and Health Insurance Contract have been administered and operated in accordance with the applicable rates and rules and in a manner consistent with their terms, in each case in all material respects, and each third-party administrator administering any such On-Risk Insurance Contract and, to the Knowledge of Seller, each Off-Risk Insurance Contract, Accident and Health Insurance Contract and New York Accident and Health Insurance Contract for or on behalf of the Company is duly licensed as a third party administrator (or is exempt from such requirements) and all compensation paid to any such Person has been in compliance with applicable Law in all material respects.

(d) Seller has delivered to Buyer prior to the date hereof true, complete and correct copies of the reports reflecting the results of any financial, market conduct or similar examination of the Company issued by any Insurance Regulator or other Governmental Entity of competent jurisdiction since January 1, 2005. All material deficiencies or violations in such reports have been resolved.

(e) The Company has no Liabilities under any Off-Risk Insurance Contract, other than such Liabilities as have been ceded pursuant to a Reinsurance Agreement or arise under indemnification provisions of Reinsurance Agreements, and no such Reinsurance Agreement contains any provision pursuant to which any Off-Risk Insurance Contract or any risk thereunder is involuntarily or automatically recaptured by the Company.

Section 3.21 Reinsurance. Section 3.21 of the Disclosure Schedules sets forth a true, complete and correct list of all reinsurance and retrocession treaties and agreements in force as of the date of this Agreement to which the Company is a ceding or assuming party and related administrative services agreements and vendor contracts to which the Company is a party (collectively, the “Reinsurance Agreements”). Seller has delivered to Buyer prior to the date hereof true, correct and complete copies of each Reinsurance Agreement. Each Reinsurance Agreement is in full force and effect and is a valid and binding obligation of the Company. Neither the Company nor, to the Knowledge of Seller, any other party to a Reinsurance Agreement, is in default in any material respect as to any provision of any Reinsurance Agreement or has failed to meet, in any material respect, the underwriting standards required for any business reinsured thereunder. To the Knowledge of Seller, all amounts to which the Company is entitled as of the date hereof under any Reinsurance Agreements related to the On-Risk Business or Off-Risk Business (including amounts based on paid and unpaid losses), are collectible, except as otherwise reflected in the applicable Statutory Statements. No Reinsurance Agreement contains any provision providing that the other party thereto may terminate or modify such treaty or agreement by reason of the Contemplated Transactions. The Company is entitled to take full credit in its Statutory Statements pursuant to applicable Law for all reinsurance and coinsurance ceded by it pursuant to any Reinsurance Agreement. In the Company’s Financial Statements, the Company has applied the requirements of Statement of Financial Accounting Standards No. 113, as amended, promulgated by the Financial Accounting Standards Board, to all reinsurance or coinsurance ceded by the Company.

Section 3.22 Products. Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:

(a) all Insurance Contracts which are subject to Section 101(f) or 7702(a) of the Code issued by the Company qualify (and have qualified since issuance) as “life insurance contracts” within the meaning of Section 101(f) or 7702(a) and no such Insurance Contract is a “modified endowment contract” within the meaning of Section 7702A of the Code, except for those Insurance Contracts that (i) the Company is administering as modified endowment contracts and with respect to which the Company has notified the contract holder, before the date hereof, that the contract constitutes a modified endowment contract or (ii) with respect to which the Company has entered into closing agreements with the IRS to cure any failures to meet the requirement of Section 7702A of the Code;

(b) all Insurance Contracts issued by the Company that are subject to Section 72(s) of the Code contain (and have contained since issuance) all of the necessary provisions of Section 72(s) of the Code and all such Insurance Contracts that are represented as qualifying under Section 130, 403(a), 403(b) or 408(b) of the Code contain (and have contained since issuance) all provisions required for qualification under such sections of the Code;

(c) with respect to the Insurance Contracts, each of Seller and the Company, and to the Knowledge of Seller, the Producers, have substantially complied with all applicable reporting, withholding and disclosure requirements under the Code and ERISA regarding distributions and have reported the distributions under such contracts substantially in accordance with Sections 72, 7702, and 7702A of the Code;

(d) the Company is treated, for federal income Tax purposes, as the owner of the assets underlying the respective Insurance Contracts entered into or sold by the Company (whether developed by, administered by or reinsured with any unrelated third party) and each such Insurance Contract which is provided under or connected with either a plan described in Section 401(a), 403(a), 403(b), 408 or 457 or any similar provision of the Code or any employee benefit plan within the meaning of ERISA has been endorsed, administered and otherwise is in substantial compliance with the requirements of the Code and ERISA applicable to such contracts, and there are no nonexempt prohibited transactions within the meaning of Section 4975 of the Code or Section 406 of ERISA or violations of Section 404 of ERISA with respect to such contracts;

(e) the Company has not entered into any agreement and is not involved in any discussions or negotiations with, and to the Knowledge of Seller there are no Tax audits or other Actions with, any Taxing Authority with respect to the failure of any Insurance Contracts to meet the requirements of Section 72(s) or 7702 of the Code, to the extent required to meet the requirements of such Sections;

(f) except as set forth in Section 3.22(f) of the Disclosure Schedules, there are no outstanding indemnification agreements respecting the tax qualification or treatment of any Insurance Contract and there have been no claims asserted by any Person under such indemnification agreements;

(g) except as set forth in Section 3.22(g) of the Disclosure Schedules, there are no currently pending federal, state, local or foreign audits or other administrative or judicial Actions with regard to the Tax treatment of any such contract or benefit plan issued, entered into or sold by the Company; and

(h) except as set forth in Section 3.22(h) of the Disclosure Schedules, there are no currently pending federal, state, local or foreign audits or other administrative or judicial Actions or objections by a Taxing Authority with regard to the Tax treatment of any corporate owned life insurance or similar products issued by the Company.

Section 3.23 The Separate Accounts.

(a) Each of the separate accounts of the Company (the “Separate Accounts”) has been duly and validly established by all necessary corporate action of the Company and maintained in accordance with, the laws of the Commonwealth of Massachusetts and that portion of the assets of each Separate Account equal to the applicable reserves for such Separate Account and other contract liabilities with respect to each such Separate Account is not chargeable with liabilities arising out of any other business that the Company may conduct.

(b) Each of the Separate Accounts is exempt from registration under the Investment Company Act.

(c) Except as set forth in Section 3.23(c) of the Disclosure Schedules, all Separate Account units of interest under the Insurance Contracts either (i) have been registered pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or (ii) are exempt from the registration requirements of the Securities Act and from registration or qualification under applicable state securities laws. All material advertising or marketing materials relating to each registered Separate Account that were required to be filed with any Governmental Entity have been timely filed therewith.

Section 3.24 Securities Law Matters.

(a) Since January 1, 2005, none of Seller or any of its Affiliates (other than the Company) (in each case, to the extent related to the Business) or the Company has been enjoined, indicted, convicted or made the subject of disciplinary proceedings, consent decrees or administrative Orders as a result of any actual or alleged violation of federal or state securities laws or any allegation of fraud or misrepresentation in the sale of securities. Any deficiency letters and examination reports that Seller or its Affiliates (other than the Company) (in each case, to the extent related to the Business) or the Company has received since January 1, 2005 from any federal or state securities authority or self-regulatory organization are listed on Section 3.24(a) of the Disclosure Schedules, true and complete copies of which Seller has delivered to Buyer prior to the date hereof, along with all written responses thereto since January 1, 2005. All material remedial actions necessary to cure the deficiencies or violations set forth in such letters or reports have been taken by the Company, Seller or their Affiliates, as applicable. Seller has delivered to Buyer prior to the date hereof all material correspondence relating to any material inquiry or investigation by any federal or state securities authority or self-regulatory authority received since January 1, 2005 regarding Seller or its Affiliates (other than the Company) (in each case, to the extent related to the Business) or the Company.

(b) Section 3.24(b) of the Disclosure Schedules identifies all exemptive, no action or similar relief received by Seller or its Affiliates (other than the Company) (in each case, to the extent related to the Business) or the Company, from any federal or state securities authority or self-regulatory organization, relating to the On-Risk Business. Such exemptive, no action or similar relief is in full force and effect, and is being complied with in all material respects by Seller and its Affiliates, as applicable.

(c) Each On-Risk Insurance Contract and, to the Knowledge of Seller, each Off-Risk Insurance Contract, is exempt from the registration requirements of the Securities Act and applicable state securities laws.

(d) The Company (other than with respect to Forms 13-F) has never been required to file or furnish any periodic or interim reports under the Exchange Act.

Section 3.25 Investment Management Activities. The Company is not an investment adviser under the Investment Advisors Act, is not an investment company under and is not required to be registered under the Investment Company Act, and does not provide investment advice, investment management or other services to any Person registered or required to be registered under the Investment Company Act.

Section 3.26 Sufficiency of Assets. Except as set forth in Section 3.26 of the Disclosure Schedules, upon the Closing, which for the avoidance of doubt shall occur following the consummation of the transactions contemplated in the Restructuring Agreement, the Company will have good and valid title to (free and clear of any Liens, other than Permitted Liens), or otherwise will have sufficient and legally enforceable rights to use, all properties and assets (real, personal or mixed, tangible or intangible) which, when taken together with (i) the services to be received by, and the properties and assets and rights to be made available to, the Company pursuant to the Transition Services Agreement and (ii) the licenses and rights to be granted to the

Company pursuant to the IP License Agreement, will constitute all the properties, assets and rights necessary for Buyer to operate the On-Risk Business and Off-Risk Business in all material respects as currently conducted by the Company and its Affiliates.

Section 3.27 Insurance. Except as set forth in Section 3.27 of the Disclosure Schedules, there are no pending or, to the Knowledge of Seller, threatened, claims against insurance policies or binders owned, held by, on behalf of, for the benefit, directly or indirectly, of (including insurance policies obtained by Producers for the benefit of the Company) or applied for or on behalf of, or the premiums for which are paid, directly or indirectly, by the Company as to which the insurers have denied liability.

Section 3.28 Reserves. The reserves, net of reinsurance, taken as a whole, for payment of benefits, losses, claims, expenses and similar purposes (including claims litigation) under all On-Risk Insurance Contracts and Off-Risk Insurance Contracts, reflected in, or included with, the Statutory Statements or the Financial Statements for the periods covered by the Statutory Statements or the Financial Statements, as applicable, are computed on the basis of generally accepted actuarial standards consistently applied throughout the specified periods and the immediately prior periods, are computed on the basis of actuarial assumptions that were in the aggregate in accordance with or more conservative than those called for in relevant policy, contract and reinsurance contract provisions and are in compliance with the requirements of applicable Law and Orders.

Section 3.29 Insurance Regulators. The Company is not commercially domiciled in any jurisdiction, and neither Seller nor any of its Affiliates has been notified or otherwise made aware by any Insurance Regulator (except the DOI with respect to Massachusetts) that such Insurance Regulator may deem the Company to be domiciled or commercially domiciled in the jurisdiction regulated by that Insurance Regulator.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

Section 4.01 Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation and has all corporate powers and all material Licenses required to carry on its business as now conducted.

Section 4.02 Corporate Authorization; Binding Effect.

(a) The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which it will be a party, and each other agreement, document and instrument to be executed and delivered in connection with this Agreement and each Ancillary Agreement to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, are within Buyer’s corporate powers and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement, subject to the due execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of

Buyer, enforceable against Buyer in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). As of the Closing Date, each Ancillary Agreement to which Buyer is a party, and each other agreement, document and instrument to be executed and delivered in connection with this Agreement and each Ancillary Agreement to which it will be a party, subject to the due execution and delivery thereof by the other parties thereto, will constitute a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(b) The execution, delivery and performance by each Affiliate of Buyer of each Ancillary Agreement to which it is a party and each other agreement, document and instrument to be executed and delivered in connection with each Ancillary Agreement to which it will be a party, and the consummation of the transactions contemplated thereby, are within the corporate powers of each such Affiliate, and have been duly authorized by all necessary corporate action on the part of each such Affiliate. As of the Closing Date, each Ancillary Agreement to which each Affiliate of Buyer will be a party and each other agreement, document and instrument to be executed and delivered in connection with each Ancillary Agreement to which it will be a party, subject to the due execution and delivery thereof by the other parties thereto, will constitute a valid and binding agreement of each such Affiliate, enforceable against such Affiliate in accordance with its terms.

Section 4.03 Governmental Authorization; Consents. The execution, delivery and performance by Buyer of this Agreement, and by each of Buyer and any of its Affiliates of each Ancillary Agreement to which it will be a party, and each other agreement, document and instrument to be executed and delivered in connection with this Agreement and each Ancillary Agreement to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, require no material action, approval, consent, authorization or declaration by, or material filing with, any Governmental Entity to be made or obtained by Buyer other than (i) compliance with any applicable requirements of the HSR Act, (ii) approvals, authorizations, declarations, filings or notices required under the Insurance Laws of the jurisdictions set forth in Section 4.03 of the Disclosure Schedules, and (iii) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in Section 4.03 of the Disclosure Schedules.

Section 4.04 Noncontravention. The execution, delivery and performance by Buyer of this Agreement and by Buyer and any of its Affiliates of each Ancillary Agreement to which it is a party, and each other agreement, document and instrument to be executed and delivered in connection with this Agreement and the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate or conflict with the Organizational Documents of Buyer or such Affiliate or with any resolutions adopted by the board of directors of Buyer or such Affiliate, (ii) assuming compliance with the matters referred to in Section 4.03, violate any applicable Law or Order, or (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation, prepayment or acceleration of any right or obligation of Buyer or such Affiliate or to a loss of any benefit to which Buyer or such Affiliate is entitled under any provision of any indenture, mortgage, lien, lease, sublease, agreement, commitment, license, contract, loan, note, legally binding promise or understanding, or other instrument or Order binding upon Buyer or such Affiliate (iv) result in the creation or imposition of any material Lien on any asset of Buyer or such Affiliate (other than restrictions on the transferability of the Shares arising under Insurance Law), in the case of clauses (ii), (iii) and (iv) with such exceptions as would not reasonably be expected to materially delay or prevent consummation of the Contemplated Transactions.

Section 4.05 Financing. Buyer has and will have when required under this Agreement, including at the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

Section 4.06 Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and of the Contemplated Transactions and is capable of bearing the economic risks of such investment and of the Contemplated Transactions.

Section 4.07 Litigation. There is no Action pending against, or to the knowledge of Buyer threatened against or affecting, Buyer or any of its Affiliates before any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Contemplated Transactions.

Section 4.08 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates in connection with the Contemplated Transactions.

Section 4.09 Inspections; No Other Representations. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Company and the entry into transactions such as the Contemplated Transactions. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary. Buyer acknowledges that in accepting and purchasing the Shares, the Company and the Business has not relied upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller or its Affiliates, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges that Seller makes no representation or warranty with respect to (i) any projections, estimates or budgets of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company delivered to or made available to Buyer or its counsel, actuaries, accountants or advisors prior to the date hereof or (ii) any other information or documents delivered to Buyer prior to the date hereof with respect to the Company or the Business, except in each case as expressly set forth in this Agreement.

Section 4.10 No Knowledge of Breaches; Buyer Obligations. As of the date of this Agreement, Buyer does not have actual knowledge of any breach of any representations, warranties, covenants, agreements and obligations of the Company, Seller or their Affiliates under any AFLIAC Agreement. Buyer acknowledges that Seller makes no representation or warranty with respect to the Core Business or the Buyer AFLIAC Obligations.

ARTICLE 5.

COVENANTS OF SELLER

Seller agrees that:

Section 5.01 Conduct of the Company. Except as expressly required or permitted by this Agreement or any Ancillary Agreement (including the Restructuring Agreement), from the date hereof until the Closing Date, Seller shall, and shall cause its Affiliates to, conduct the On-Risk Business and Off-Risk Business in the ordinary course consistent with past practices; provided that Seller and any of its Affiliates may engage in the Contemplated Transactions. Without limiting the generality of the foregoing, from the date hereof until the Closing Date except, in each case, (A) as provided on Section 5.01 of the Disclosure Schedules, (B) as expressly contemplated by this Agreement or any Ancillary Agreement (including the Restructuring Agreement) or (C) as agreed to in writing by Buyer (such agreement not to be unreasonably withheld or delayed), Seller shall not, and shall cause its Affiliates not to, in each case to the extent related to the Business or the Company, as applicable, and excluding the Accident and Health Business, the New York Accident and Health Business and the Excluded Assets and Liabilities:

(a) adopt or propose any change in the Organizational Documents of the Company;

(b) enter into, amend in any material respect or extend any Contract disclosed in Section 3.11 of the Disclosure Schedules or any Reinsurance Agreement, except to the extent such party reasonably and in good faith concludes that such action is necessary to comply with applicable Law or Orders;

(c) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, or recapitalization of the Company;

(d) sell, transfer, lease, license, cancel, abandon, or allow to lapse or expire or otherwise dispose of any material assets or property of the Company except (i) pursuant to existing contracts or commitments, including for the avoidance of doubt, purchases of equipment or other assets or property pursuant to the Consolidated Service Agreement, or (ii) otherwise in the ordinary course consistent with past practices;

(e) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or otherwise purchase or redeem, directly or indirectly, any capital stock of the Company;

(f) issue, sell, grant, pledge, or otherwise encumber any shares of the capital stock of the Company, or any securities convertible into or exchangeable for any such shares, or issue, sell, grant or enter into any subscription, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for any such shares;

(g) hire any employees or engage any consultants, independent contractors or other service providers to provide services to the Company, nor establish, sponsor or enter into any Benefit Plan, in each case with respect to which Buyer may have any Liability following the Closing;

(h) incur, assume or guarantee any indebtedness for borrowed money or issue any debt securities of the Company, except for any borrowings from Seller or any of its Affiliates pursuant to the Consolidated Service Agreement, or otherwise in the ordinary course, or make any loans or advances to any other Person, other than loans or advances to Seller or any of its Affiliates pursuant to the Consolidated Service Agreement, policy loans in the ordinary course of business and routine advances to employees consistent with past practice;

(i) make any material change (other than in the ordinary course of business or as required by changes in statutory or regulatory accounting or actuarial rules or in GAAP, SAP or applicable Law or Order) to (i) any pricing, investment, accounting, financial reporting, credit, reserving, underwriting, claims administration or allowance practice or policy, (ii) any method of calculating any reserve for accounting, financial reporting or Tax purposes, (iii) the fiscal year, (iv) any existing credit, billing, collection and payment policies, procedures and practices with respect to receivables and payables, including, with respect to the acceleration of collections of receivables, failure to make or delay in making collections of receivables (whether or not past due), acceleration of payment of payables or failure to pay or delay in payment of payables, or (v) any existing information or physical security policies, data back-up and storage policies and procedures or disaster recovery plans except in connection with any enterprise-wide actions of Seller;

(j) with respect to the Company, make any material Tax elections that are not consistent with past practice, amend any Tax elections currently in effect, change or consent to any change in its method of accounting for Tax purposes, or enter into or agree to any private letter ruling, closing agreement or similar ruling or agreement with the IRS or any other Taxing Authority or settle any audit proceeding involving a material Tax claim against the Company for which there is not a reserve on the Books and Records of the Company;

(k) make any acquisition (including by way of reinsurance, merger, consolidation or acquisition of stock or assets) of a material amount of assets from any other Person, other than acquisitions of assets for the Company’s investment portfolio in the ordinary course of business;

(l) make or authorize any single capital expenditure in excess of $250,000 or capital expenditures in excess of $1,000,000 in the aggregate;

(m) incur any Liens other than Permitted Liens;

(n) except (i) as required by applicable Law or Order or (ii) in connection with the Core Business and pursuant to the terms of one of the AFLIAC Agreements, settle or implement any corrective or remedial action related to the On-Risk Business or the Off-Risk Business with respect to any Action by any Governmental Entity without Buyer’s prior written consent (which shall not be unreasonably withheld), it being understood that if such settlement or corrective or remedial action (x) provides solely for monetary payments to be paid prior to the Closing or accrued in full on the Closing Balance Sheet and reflected in the calculation of the Purchase Price and (y) does not contain an admission of guilt or liability by the Company, then any refusal of Buyer to consent to such settlement shall be deemed to have been unreasonably withheld;

(o) agree or commit to do any of the foregoing.

Section 5.02 Access to Information.

(a) From the date hereof until the Closing Date, Seller will, and will cause its Affiliates and employees and will use reasonable best efforts to cause its Representatives (other than its Affiliates and employees) and third party administrators to, (i) give Buyer and its Representatives reasonable access to the offices, properties, books and records and employees of Seller or any of its Affiliates (to the extent relating to the Company or the Business), (ii) give Buyer and its Representatives reasonable access to all personnel and employment information with respect to the employees of Seller or any of its Affiliates primarily engaged in providing services to the Company (including but not limited to compensation, benefits information and performance appraisals), to the extent such information is necessary for Buyer to make evaluations for potential offers of employment to such employees, (iii) furnish to Buyer and its Representatives such financial and operating data and other information relating to the Company and the Business as such Persons may reasonably request and (iv) cooperate with, and make themselves and any Books and Records in their possession relating to the Business, as applicable, reasonably available to, Buyer in its investigation of the Business, as applicable; provided that Seller shall have no obligation to make payments or incur any liability in causing its Representatives (other than its Affiliates and employees) and third party administrators to take any of the actions specified above. Any investigation pursuant to this Section 5.02 shall be conducted in such manner so as not to interfere unreasonably with the conduct of the Business. Notwithstanding the foregoing, Buyer shall not have access to personnel records relating to individual performance or evaluation records, employee medical histories or other information which in Seller’s good faith opinion is sensitive or the disclosure of which could subject Seller or any of its Affiliates to risk of liability.

(b) Seller shall, and shall cause its Affiliates and employees to, on and after the Closing Date, (i) afford promptly to Buyer and its Affiliates and their respective Representatives reasonable access to the offices, properties, books and records and employees of Seller and its Affiliates, and (ii) use reasonable best efforts to cause Seller’s and its Affiliate’s Representatives (other than employees) and third party administrators to cooperate with, and make themselves and any books and records in their possession relating to the Company or the Business reasonably available to Buyer and its Affiliates and their respective Representatives, in each case to the extent necessary to permit Buyer to determine any matter relating to its rights and obligations hereunder or under any Ancillary Agreement or for any other reasonable purpose (including for audit, accounting, regulatory, investigation, dispute or litigation purposes and for fulfilling disclosure and reporting obligations); provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Seller or its Affiliates. Except as otherwise provided in any of the Ancillary Agreements, Buyer shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred by Seller or its Representatives in connection with the foregoing. For avoidance of doubt, the foregoing obligation shall include Seller using its reasonable best efforts to make reasonably available, upon Buyer’s written request, Seller’s and its Affiliates’ Representatives as witnesses. Notwithstanding the foregoing, Seller shall have no obligation to make payments or incur any liability in causing its Representatives (other than its Affiliates and employees) and third party administrators to take any of the actions specified above.

Section 5.03 Notices of Certain Events. Seller shall promptly notify Buyer in writing of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions;

(b) any notice or other communication from any Governmental Entity in connection with the Contemplated Transactions; and

(c) any Actions commenced or threatened in writing relating to Seller or any of its Affiliates or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12.

Section 5.04 Acquisition Proposals.

(a) From the date hereof through the earlier of the Closing Date and the date of termination of this Agreement pursuant to Article 11, as applicable, Seller agrees that it shall not, and it shall cause its Representatives not to, directly or indirectly, solicit, initiate, encourage or accept any inquiries, proposals, offers or other indications of interest from any Person with respect to an Acquisition Proposal (as defined below); participate in any discussions, conversations, negotiations or other communications with any Person (other than Seller’s Representatives acting in an advisory, agency or similar capacity) with respect to an Acquisition Proposal; furnish any information to any Person (other than Seller’s Representatives acting in an advisory, agency or similar capacity) in connection with an Acquisition Proposal; otherwise assist, facilitate or encourage the making of, or cooperate in any way regarding, any inquiry, proposal, offer or other indication of interest by any Person with respect to an Acquisition Proposal; enter into any term sheet, letter of intent, agreement or other non-binding or binding understanding or arrangement with, or accept or agree to any offer or proposal by or from, any Person other than Buyer with respect to an Acquisition Proposal; or, without the prior written consent of Buyer, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which Seller or any of its Affiliates is a party that relates to a possible Acquisition Proposal.

(b) For purposes of this Section 5.04, “Acquisition Proposal” means the acquisition, purchase or other transfer of all or any material part of the On-Risk Business or the Company by way of share sale, spin-off, asset sale, liability assumption, bulk reinsurance, reinsurance, coinsurance, merger, reorganization, share exchange, share purchase, consolidation, plan of arrangement, joint venture, other business combination transaction or any other transfer of assets or liabilities (an “Acquisition Transaction”), but shall not include the Contemplated Transactions, this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby; provided, however that nothing herein shall prohibit or otherwise limit Seller’s consideration of any Acquisition Transaction involving Seller or its Affiliates (other than the Company) or any other transaction relating to Seller, the principal purpose of which is not the acquisition of the Company or the On-Risk Business.

Section 5.05 Continuing Obligations Relating to Certain Contracts. Seller shall or shall cause its Affiliates to not amend or waive any right of indemnification the Company has under any contracts, agreements or arrangements to which Seller or any of its Affiliates other than the Company is party to the extent related to the On-Risk Business or the Off-Risk Business.

Section 5.06 Resignations. Seller will cause, and shall deliver to Buyer at or prior to the Closing Date the resignations of all officers and directors of the Company, which shall be effective no later than the Closing Date.

Section 5.07 Confidentiality by Seller. On and after the Closing Date, Seller shall, and shall cause its Representatives and shall use reasonable best efforts to cause it former Representatives to, maintain in confidence and not use to the detriment of Buyer or its Affiliates, it being understood that Seller may use such information to defend against a claim by Buyer or in a claim against Buyer, any confidential written, oral or other information of the Company, or any confidential information concerning Buyer or its Affiliates obtained from Buyer or its Representatives in connection with this Agreement, the Ancillary Agreements or the Contemplated Transactions, except to the extent (i) such information was previously known on a non-confidential basis by Seller or any of its Representatives, other than related to the prior ownership of the Company or the On-Risk Business, or any such information becomes publicly available, other than because of a disclosure by Seller or any of its Representatives in violation of this Agreement, (ii) any such information is required to be disclosed by applicable Law or by Order of any Governmental Entity, (iii) such information is later acquired by Seller or any of its Representatives from sources other than those related to their prior ownership of the Company, (iv) use of such information is necessary or appropriate in making any filing or obtaining any consent required for the consummation of the Contemplated Transactions, (v) to the extent necessary for Seller or its Representatives to perform their respective obligations under any Ancillary Agreement or (vi) in connection with the defense of claims by a third party or pursuant to Article 10 or otherwise. Seller shall instruct its Representatives, the Representatives of its Affiliates and its former Representatives having access to such information of such obligation of confidentiality. Seller shall be responsible for any failure by its Representatives or former Representatives to comply with this Section 5.07.

Section 5.08 Novations of Target A&H Contracts. From and after the date hereof, Seller will, and will cause Hanover to, use reasonable best efforts to obtain required regulatory approvals, if any, from each applicable Governmental Entity to assume by novation all of the Company’s liabilities and obligations under the Target A&H Contracts in order to ensure that such liabilities and obligations are solely and exclusively vested in Hanover. Promptly following receipt of any such requisite regulatory approvals, or from and after the date hereof to the extent that no regulatory approvals are required, Seller will, and will cause Hanover to, use reasonable best efforts to obtain the consent of any counterparty to (i) the Target A&H Contracts whose consent is required for novations of such Target A&H Contracts and (ii) any assignments, endorsements, novations or other written instruments or documents under related reinsurance agreements and administrative services agreements which provide for reinsurance and administration in respect of such Target A&H Contracts. No such novation shall be complete unless Seller or Hanover shall have obtained consents under both clauses (i) and (ii) herein and no such novation shall be effective prior to the “Effective Date” (as defined in the Accident and Health Coinsurance Agreement). For the avoidance of doubt, “reasonable best efforts” shall impose on Seller, Hanover or their Affiliates the obligation to pay typical out-of-pocket expenses but shall not impose on Seller, Hanover or their Affiliates any obligation to make payments, incur liabilities or grant contractual or other concessions to counterparties in order to procure such novation. Target A&H Contracts assumed by novation by Hanover shall be deemed “Novated Contracts” (as defined in the Accident and Health Coinsurance Agreement) and shall cease to be deemed “Accident and Health Insurance Contracts” within the meaning of, and shall thenceforth not be subject to the reinsurance contemplated by, the Accident and Health Coinsurance Agreement.

Section 5.09 Company Investment Assets. Between the date hereof and the Closing Date, Seller and the Company may not make any material changes (through maturity, divestiture, liquidation, reinvestment or otherwise) to the Company Investment Assets (other than any Company Investment Assets that are Excluded Assets or other assets to be transferred pursuant to the Restructuring Agreement, the Accident and Health Coinsurance Agreement or the New York Accident and Health Coinsurance Agreement), as set forth in Section 3.14 of the Disclosure Schedules, without Buyer’s prior approval; provided that Seller shall be permitted to make changes to such Company Investment Assets in accordance with the investment criteria set forth in Section 5.09 of the Disclosure Schedules.

Section 5.10 Transition Services. From the date hereof until the Closing Date, Seller will, and will cause its Affiliates to, provide Buyer with the information and services listed on Section 5.10 of the Disclosure Schedules in order to assist and prepare Buyer to assume management of the Company following the Closing.

ARTICLE 6.

COVENANTS OF BUYER

Buyer agrees that:

Section 6.01 Confidentiality.

(a) Prior to the Closing Date and after any termination of this Agreement, Buyer shall, and shall cause its Representatives to, maintain in confidence, all documents and written, oral and other information concerning the Company or the Business, Seller and its Representatives, furnished to Buyer or its Affiliates in connection with this Agreement, the Ancillary Agreements or the Contemplated Transactions in accordance with the terms (other than the expiration) of the Confidentiality Agreement, as if such terms were set forth herein.

(b) Except as may relate to the Company, on and after the Closing Date, Buyer shall, and shall cause its Representatives to, maintain in confidence and not use to the detriment of Seller or its Affiliates, it being understood that Buyer may use such information to defend against a claim by Seller or in a claim against Seller, all documents and written, oral and other information concerning Seller and its Affiliates, furnished to Buyer or its Affiliates in connection with this Agreement, the Ancillary Agreements or the Contemplated Transactions in accordance with the terms (other than the expiration) of the Confidentiality Agreement, as if such terms were set forth herein. Buyer shall instruct its Representatives and the Representatives of its Affiliates having access to such information of such obligation of confidentiality. Buyer shall be responsible for any failure by its Representatives to comply with this Section 6.01.

Section 6.02 Access. Buyer shall, and shall cause the Company and its Affiliates, on and after the Closing Date, to (i) afford promptly to Seller and its Affiliates and their respective Representatives reasonable access to the offices, properties, books and records and employees of the Company and its Affiliates, and (ii) use reasonable best efforts to cause the Representatives (other than employees) of the Company and its Affiliates to cooperate with, and make themselves and any books and records in their possession relating to the Company’s business reasonably available to, Seller and its Affiliates and their respective Representatives, in each case to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or under any Ancillary Agreement or for any other reasonable purpose (including for audit, accounting, regulatory, investigation, dispute or litigation purposes (including any dispute or litigation arising out of the Off-Risk Business, the AFLIAC Agreements, the Accident and Health Business or the New York Accident and Health Business) and for fulfilling disclosure and reporting obligations); provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyer. Seller shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred by Buyer or its Affiliates in connection with the foregoing. For avoidance of doubt, the foregoing obligation shall include Buyer using its reasonable best efforts to make reasonably available, upon Seller’s written request, Buyer’s and its Affiliates’ Representatives as witnesses, but Buyer shall have no obligation to make payments or incur any liability in causing its Representatives (other than its Affiliates and employees) and third party administrators to take any of the actions specified above.

Section 6.03 Non-Solicitation. Except as provided in Section 5.02(a) hereof, for a period of two years from and after the Closing Date, Buyer shall not, and shall not induce or encourage any other Person, directly or indirectly, to, solicit for employment or employ any Person who is an employee of Seller (full or part-time, including any former employee of Seller who provides consulting services to Seller); provided that nothing herein shall restrict or preclude Buyer from (i) making generalized employment solicitations by use of advertisements in the media (including trade media) or otherwise, so long as such advertisements are not targeted in any way at such Persons or (ii) soliciting and hiring any employee following the time such employee has been given notice of termination by Seller or its Affiliates.

ARTICLE 7.

COVENANTS OF BUYER AND SELLER

Buyer and Seller agree that:

Section 7.01 Reasonable Best Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, Buyer and Seller shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws and Orders to promptly satisfy the conditions to the Closing and to promptly consummate the Contemplated Transactions, including the obtaining of the approvals of the Insurance Regulators of the jurisdictions where such approval is required (including without limitation Massachusetts) and to seek an Approved Dividend that is equal in amount to and includes the assets comprised in the Target Dividend and Seller and Buyer shall, and shall cause their respective Affiliates to, execute and deliver such other documents, certificates, agreements and other writings and to take such other actions (such as obtaining consents from third parties) as may be necessary or desirable in order to consummate or implement expeditiously the Contemplated Transactions, including the transactions contemplated by the Restructuring Agreement. This obligation shall include, in the case of Buyer, (i) agreeing to continue to perform on an annual basis those closed block procedures currently being performed by the Company and required by the DOI and (ii) if requested by any other Insurance Regulator, and subject to the limitations set forth in the following sentence, as a condition to approval by such Insurance Regulator of the Contemplated Transactions, funding, or causing one of its Affiliates to fund, certain assets in trust to support the Company’s liabilities to policyholders resident in the jurisdiction of such Insurance Regulator. Notwithstanding anything to the contrary contained herein, neither Buyer nor Seller nor any of their Affiliates shall be required to take or commit or agree to take, or to refrain from taking or commit or agree to refrain from taking, any action in connection with satisfying the conditions to the Closing that would, individually or in the aggregate, reasonably be expected to materially impair the net benefits such party reasonably expects to obtain in connection with the Contemplated Transactions, including the transactions contemplated in the Accident and Health Coinsurance Agreement, or, in the case of the New York Accident and Health Coinsurance Agreement, result in any non-immaterial adverse effect (with respect to the net Liabilities being transferred) on such party and its Affiliates.

(b) In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (if applicable), of a Form A with the DOI (in the case of Buyer, with the prior review of Seller, including good faith consideration of any comments from Seller) and of such other filings and documents as are required by the DOI and other state Insurance Regulators in connection with the consummation of the Contemplated Transactions (including, for the avoidance of doubt, the consummation of the transactions contemplated by the Accident and Health Coinsurance Agreement, the New York Accident and Health Coinsurance Agreement, the Accident and Health Administrative Services Agreement and the New York Accident and Health Administrative Services Agreement) as promptly as practicable and in any event within ten Business Days after the date hereof, (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or by any Insurance Regulator, and (iii) subject to Section 7.01(a), take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; it being understood that, subject to Section 8.05 hereof, Buyer and Seller shall each pay 50% of (A) the filing and other fees (other than attorney’s fees) relating to the Notification and Report Form pursuant to the HSR Act, and (B) the filing and other fees (other than attorney’s fees) relating to the submission and review of the Form A and any other filings and documents to the DOI, any Insurance Regulator or any other Governmental Entity. Notwithstanding anything to the contrary contained herein, Buyer shall not be required to make any payments or incur any liability or make any capital contribution in connection with the consummation of the transactions contemplated by the Restructuring Agreement.

Section 7.02 Certain Filings.

(a) Seller and Buyer shall reasonably cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts or contractual obligations that are Excluded Assets or Excluded Liabilities, in connection with the consummation of the Contemplated Transactions and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) Each party shall have the right to review in advance, subject to applicable Law and Orders, any filing made by the other party with, or other written materials submitted by such other party to, any such third party or any such Governmental Entity in connection with the Contemplated Transactions. Each party shall consult with the other party about the status of any consents required to be obtained by such party from any third party or any such Governmental Entity in connection with the Contemplated Transactions. Buyer shall, and shall cause its Affiliates to, promptly provide to Seller copies of all filings, submissions and correspondence made to or received from any such Governmental Entity in connection with the Contemplated Transactions (and the substance thereof, to the extent relating to the Contemplated Transactions). Seller shall, and shall cause its Affiliates to, promptly provide to Buyer copies of all filings, submissions and correspondence made to or received from any such Governmental Entity in connection with the Contemplated Transactions. In exercising the foregoing rights, each of Buyer and Seller shall act reasonably and as promptly as practicable. Buyer and Seller agree that they will keep the other apprised of the status of matters relating to completion of the Contemplated Transactions.

Section 7.03 Public Announcements. No party hereto shall issue any press release or make any public announcement relating to the existence, terms and conditions or subject matter of this Agreement, the Ancillary Agreements or the Contemplated Transactions prior to the Closing without the prior written approval of the other party, provided, however, that any party may issue any press release or make any public announcement in such form as it deems necessary in its sole discretion to comply with the United States securities Laws, but shall provide a copy to the other party in advance of its release.

Section 7.04 Intercompany Arrangements.

(a) To the fullest extent practicable, Seller shall cause all outstanding intercompany accounts between Seller or its Affiliates, on the one hand, and the Company, on the other hand, to be settled (irrespective of the terms of payment of such intercompany accounts) immediately prior to the Closing. Notwithstanding the foregoing, Seller shall cause to be cancelled immediately prior to the Closing any outstanding intercompany accounts with respect to Taxes with the exception of $34,609,753 of the income Tax recoverable item disclosed on the Sample Purchase Price Statement, which shall be settled immediately prior Closing. Any Intercompany Balances remaining outstanding after the Closing, as applicable, shall be paid within 30 (thirty) days of the Closing. “Intercompany Balances” means aggregate payables of the Company, to Seller and its Affiliates outstanding immediately after the Closing minus aggregate receivables of the Company, from Seller and its Affiliates outstanding immediately after the Closing.

(b) Seller shall cause all intercompany agreements (other than those set forth in Section 7.04(b) of the Disclosure Schedules) between Seller or its Affiliates, on the one hand, and the Company, on the other hand, to be terminated, or to provide for an unconditional, full and permanent release of the Company, immediately prior to the Closing. After such termination or release, neither the Company nor any Affiliate of the Company shall have any further rights or obligations under such terminated agreements, except to the extent of any accruals reflected on the Final Closing Date Balance Sheet.

Section 7.05 Reserves, Accruals and Recoveries. Upon the occurrence of any event which, in accordance with SAP, would allow release of any reserves or accruals for contingent Liabilities, which such reserves or accruals were included as a Liability in accordance with SAP on the Final Closing Date Purchase Price Statement (including reserves established with respect to the Actions set forth in Section 7.05 of the Disclosure Schedules), and with respect to which Seller has indemnification obligations to Buyer pursuant to Article 10, whether related to the On-Risk Business, the Off-Risk Business, the Accident and Health Business or the New York Accident and Health Business (the “Contingent Reserves”), Buyer shall promptly pay to Seller the difference between the (i) amount of the applicable Contingent Reserve plus interest per annum at LIBOR from and including the Closing Date to the date of such permitted release and (ii) the amount of damages actually incurred by Buyer or the Company (and not otherwise reimbursed to Buyer, the Company or any of their Affiliates by Seller or any third party) resulting from the liability with respect to which such Contingent Reserve has been established. Upon receipt of any awards under litigation, recoveries and reimbursement of other matters (including those that would relieve the Company of projected expenses, but excluding any recoveries under any insurance policy maintained by or on behalf of Buyer), including those matters set forth in Section 7.05 of the Disclosure Schedules, in each case that were not set forth on the Final Closing Date Purchase Price Statement and for which matters Buyer Indemnified Persons have a right to indemnification from Seller pursuant to Section 10.02, Buyer shall promptly pay to Seller, in cash, the positive difference, if any, of the amount actually received by Buyer minus the aggregate Losses actually imposed on, incurred or suffered by the Company after the Closing Date arising in connection with such litigation or recovery action. Buyer shall provide a written report to Seller of any material developments with respect to any Contingent Reserve and this Section 7.05 no later than 30 days after the end of each calendar quarter. In furtherance of the foregoing, for the avoidance of doubt, in the event the Company is required under SAP to increase or establish any Contingent Reserve, then Buyer shall promptly notify Seller of the amount of such reserve or increase thereof, as applicable, and Seller then shall promptly pay Buyer such amounts in cash.

Section 7.06 Retention of Records. From and after the Closing Date, except as otherwise required by Law or Order or agreed to in writing, or provided for in an Ancillary Agreement, each party shall, and shall cause its Affiliates to, retain all information relating to the other party’s business and operations in accordance with the then general practice of such party with respect to information relating to its own business and operations. Notwithstanding the foregoing, except as otherwise prohibited by Law or Order, any party may destroy or otherwise dispose of any such information relating to the other party’s business and operations at any time, provided that, prior to such destruction or disposal, (i) such party shall provide not less than 90 calendar days’ prior written notice to the other party, specifying the information proposed to be destroyed or disposed of and the scheduled date for such destruction or disposal, and (ii) if the recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the information as was requested at the expense of the requesting party.

Section 7.07 Post-Closing Arrangements.

(a) It is the intent of the parties hereto that, to the extent practicable, Seller and its Affiliates retain, from and after the Closing Date, the economic and legal rights and obligations, as applicable, to the Excluded Assets and Liabilities.

(b) If, following the Closing, the Company owns any asset that Seller and Buyer agree following the Closing should have been an Excluded Asset taking into account the purpose of the Contemplated Transactions, then, following the Closing, Buyer shall cause the Company to transfer such asset to Seller (or to one of Seller’s Affiliates designated by Seller) or to grant such mutually agreeable rights with respect to such asset to permit such continued use and the parties shall make appropriate amendments, to the extent necessary, to IRS Form 8883; provided, however, that any such transfer or grant shall be at the cost of Seller or its Affiliate, as applicable.

(c) If, following the Closing, Seller or any of its Affiliates owns any asset that Seller and Buyer agree following the Closing should not have been an Excluded Asset taking into account the purpose of the Contemplated Transactions, then Seller or its Affiliate shall, following the Closing, transfer such asset to the Company or grant such mutually agreeable rights with respect to such asset to permit such continued use and the parties shall make appropriate amendments, to the extent necessary, to IRS Form 8883; provided, however, that any such transfer or grant shall be at the cost of Seller or its Affiliate, as applicable.

Section 7.08 Service Marks, Trademarks and Trade Names. On the Closing Date, Seller shall execute the IP License Agreement with the Company to, among other things, permit the Company to continue to use on a royalty-free basis all of the trademarks, trade names, service marks, logo designs or other identifying marks or symbols utilizing the stylized eagle or the name “Allmerica” or any derivative thereof (collectively, the “Allmerica Trademarks”) currently in use in the conduct of the Business (other than with respect to the Excluded Assets and Liabilities), including the use of any contract materials or policy forms which contain any Allmerica Trademarks, for a period of up to 18 months following the Closing Date or as otherwise set forth in the IP License Agreement. Following the Closing Date, Buyer shall cause the Company to take such action as is necessary, including seeking all requisite regulatory and shareholder approvals, to change, prior to expiration of the IP License Agreement, by deleting the Allmerica Trademarks (including the stylized eagle and the name “Allmerica”) therefrom, the product names, marketing materials, policy forms and other materials that utilize such name, and to cause the Allmerica Trademarks (including the stylized eagle and the name “Allmerica”) to be deleted from its name. From and after the expiration of the applicable period specified in the IP License Agreement, Buyer shall not, and shall not permit the Company to use any Allmerica Trademark; provided that this Agreement and the IP License Agreement shall not preclude uses of or references to the Allmerica Trademarks required by Law or permissible pursuant to trademark fair use principles or that refer to the corporate history of the Company, nor require the Company to change or alter any documents or materials distributed by the Company before such expiration.

Section 7.09 NY Closing. The parties agree that when all of the conditions to Closing as set forth in Article 9 are satisfied or waived, except that the parties have not obtained the necessary approval of the transactions contemplated by the New York Accident and Health Coinsurance Agreement and the New York Accident and Health Administrative Services Agreement from the Superintendent of Insurance of the State of New York (the “NY DOI”), the parties will proceed with the Closing on the last day of the month in which all of such conditions, except for NY DOI approval, are satisfied or waived in accordance with the terms of this Agreement, subject to the following adjustments:

(a) Subject to Section 7.01(a), the parties shall use all reasonable best efforts to obtain the approval of the NY DOI for the transactions contemplated by the New York Accident and Health Coinsurance Agreement and the New York Accident and Health Administrative Services Agreement (the “NY DOI Approvals”) on or prior to the Closing Date. If despite such efforts the parties are unable to obtain the NY DOI Approvals by such date, on such later date (the “NY Closing Date”) that is the last day of the month in which the parties have obtained the NY DOI Approvals, the Company and Hanover shall execute and deliver the New York Accident and Health Coinsurance Agreement and the New York Accident and Health Administrative Services Agreement and consummate the transactions contemplated thereby.

(b) Prior to the consummation of the transactions contemplated by the New York Accident and Health Coinsurance Agreement and New York Accident and Health Administrative Services Agreement on the NY Closing Date, if applicable, or in the event that despite the reasonable best efforts (subject to Section 7.01(a)) of the parties hereto, the NY DOI Approvals cannot be obtained, Seller shall, at its own expense and to the maximum extent permitted by applicable Law, take actions to administer or cause to be administered the New

York Accident and Health Insurance Contracts on terms and conditions that are mutually acceptable to Seller and Buyer; provided that Seller shall not be liable for any Losses to Buyer or the Company arising out of or resulting from the Company’s failure to provide Seller with information reasonably requested by Seller, forward to Seller any written (including electronic) communications received by the Company or follow Seller’s reasonable instructions, in each case with respect to the operation of the New York Accident and Health Business. Buyer and Seller shall, and Buyer shall cause the Company to, cooperate and act reasonably and in good faith in negotiating and documenting such terms and conditions, which terms and conditions shall, as closely as is permitted by applicable Law, approximate the terms and conditions of the New York Accident and Health Coinsurance Agreement and the New York Accident and Health Administrative Services Agreement.

(c) From the Closing Date until the NY Closing Date (if any), (i) Seller shall reimburse Buyer for the amount (if any) by which (x) all expenses (including for the avoidance of doubt, any increases of reserves required by SAP to be established by the Company) resulting from, arising out of or relating to the New York Accident and Health Business exceeds (y) the economic benefits (including all revenues, profits, interest (including on reserves), income and appreciation, dividends and distributions, decreases of reserves, proceeds of any dispositions, sale, co-insurance, reinsurance or liquidation) resulting from, arising out of or relating to the New York Accident and Health Business, and (ii) Buyer shall reimburse Seller for the amount (if any) by which the economic benefits described in (y) above exceed the expenses described in (x) above. Such reimbursement payment(s) shall be made in cash (A) on the earlier of the NY Closing Date or the six-month anniversary of the Closing Date and (B) if the NY Closing Date has not occurred by the six-month anniversary of the Closing Date, (I) within thirty (30) Business Days after the end of each full fiscal quarter of the Company thereafter, with (II) a final settlement to be made on the NY Closing Date (if any). The parties shall cooperate in good faith to develop reasonable mechanics for the calculation (including netting and offsetting and to avoid any duplication of reimbursements) and payment of the net cash amount of such expenses and economic benefits, including the payment of any post-closing adjustments that may be necessary with respect to expenses and economic benefits arising immediately prior to the NY Closing Date.

This Section 7.09 shall not alter or limit, or be deemed to alter or limit, the parties’ rights and obligations under Section 10.02(b), except as expressly set forth therein.

ARTICLE 8.

CERTAIN TAX MATTERS

Section 8.01 Liability for Taxes.

(a) Except to the extent treated as a liability (and therefore resulted in a reduction) in the calculation of the Final Purchase Price, Seller shall be liable for and indemnify Buyer for all Taxes (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included the Company and Taxes resulting from the Company ceasing to be a member of the Seller Group), (i) imposed on the Seller Group (other than the Company) for any taxable year, (ii) imposed on the Company or for which the Company may otherwise be liable for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date. Except to the extent treated as an asset in the calculation of the Purchase Price, Seller shall be entitled to any refund of Taxes of the Company for any tax period or portion thereof ending on or before the Closing Date or for which Seller was otherwise responsible. To the extent permitted by Law, Buyer shall waive any carrybacks for periods ending after the Closing Date to a Pre-Closing Tax Period and Seller shall pay to Buyer the amount of any Tax benefit actually received attributable to any carryback to a Pre-Closing Tax Period, provided that Seller shall have no obligation to make any claims for refunds or amend any Tax Return with respect to such carrybacks unless Seller is otherwise filing an amended Tax Return or other claim for refund for the period of the carryback. Seller shall be deemed to have actually realized a Tax benefit to the extent that, and at such time as, the amount of Taxes payable by Seller is reduced below the amount of Taxes that Seller would be required to pay but for the carryback, provided that Seller shall be treated as utilizing such carrybacks after utilizing all other available Tax attributes.

(b) Except to the extent arising from a breach of representation or covenant of Seller or from obligations set forth herein, Buyer shall be liable for and indemnify Seller for the Taxes of the Company for any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year beginning after the Closing Date. Buyer shall be entitled to any refund of Taxes of the Company received for such periods.

(c) For purposes of Sections 8.01(a) and (b) and, whenever it is necessary to determine the liability for Taxes of the Company for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of the Company for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the Company had a taxable year or period which ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.

(d) If a Section 338(h)(10) Election is not made, Seller’s payment obligations hereunder shall be net of any Tax benefit actually realized by the Indemnified Party.

(e) (i) Seller shall file or cause to be filed when due all federal Tax Returns and Combined Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending on or before the Closing Date and, except to the extent treated as a liability in the calculation of the Purchase Price, shall pay any Taxes due in respect of such federal Tax Returns and Combined Tax Returns, and (ii) Seller shall file or cause to be filed when due all Tax Returns that are required to be filed on or before the Closing Date by or with respect to the Company for taxable years ending on or before the Closing Date and shall pay any Taxes due in respect of such Tax Returns.

(f) Buyer shall file or cause to be filed when due all Tax Returns (other than the Tax Returns referred to in Sections 8.01(d)(i) or (d)(ii)) required to be filed by or with respect to the Company after the Closing Date with respect to any Pre-Closing Tax Period. Any such Return shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method and shall be submitted by Buyer to Seller for Seller’s approval (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least ten (10) business days prior to the due date (including extensions) of such Tax Return, provided that Buyer shall not be required to prepare such Returns in a manner consistent with past practice, and it may change any election or any accounting method, and it shall not be required to obtain Sellers approval, to the extent that Buyer waives its right to be indemnified by Seller from any liability arising by reason of any item, election, or method that differs from past practice. Buyer agrees to make such changes in such Tax Returns as Seller shall reasonably request, provided that Buyer will not be required to make any such reasonable changes to the extent that it agrees to release Seller from its obligation to indemnify Buyer for any Taxes arising by reason of Buyer’s failure to accept such proposed change. To the extent Seller is responsible for such Tax under this Article 8, Seller shall pay the amount due on the Tax Return to Buyer two (2) Business Days prior to the date that the Tax becomes due.

(g) Buyer shall promptly notify Seller in writing upon receipt by Buyer, any of its affiliates or the Company of written notice of any pending or threatened federal, state, local or foreign income or franchise tax audits or assessments or other proceedings (including Tax contests) (“Tax Proceedings”) with respect to Pre-Closing Tax Periods of the Company, provided that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder except to the extent Seller’s ability to defend against any such tax claim is materially prejudiced thereby. If Seller could have an indemnification obligation under this Agreement as a result of such Tax Proceeding, including as a result of any item that appears on the federal consolidated Tax Return or Combined Tax Return of Seller that includes a Pre-Closing Tax Period, then, with respect to the particular issue that could give rise to Seller’s indemnification obligation under the terms of this Agreement, Seller shall have the right to conduct and control the defense of such Tax Proceeding at its expense, whether such Tax Proceeding commenced before or commences after the Closing, and Buyer and the Company shall provide Seller with all necessary powers of attorney and other necessary documents and assistance to allow Seller to effectively conduct and control such defense, provided that Buyer shall be entitled to participate at its expense in the defense of any such claim which may be the subject of indemnification by Seller pursuant to Section 8.01(a) and provided further that Seller may not settle or compromise any issue that may materially affect the Tax liability of Buyer in a Post-Closing Tax Period without Buyer’s consent, which may not be unreasonably withheld. Buyer shall control the defense of any claim for Taxes other than income Taxes of the Seller Group or as described above, provided that Seller shall be entitled to participate at its expense in the defense of any claim which may be the subject of indemnification by Seller pursuant to Section 8.01(a); further, that Buyer may not settle or compromise any such claim without Seller’s consent, which may not be unreasonably withheld. Buyer may, however, settle or compromise any such claim without Seller’s consent if it agrees to release Seller of its indemnification obligation with respect to such claim. For the avoidance of doubt, the provisions set forth in this Article 8 shall apply mutatis mutandis to the control of the defense of claims for Taxes under Section 10.04.

Section 8.02 Information to be Provided by Buyer. With respect to the taxable year of Company ending December 31, 2007 and the period in 2008 (or 2009, as appropriate) prior to the Closing Date, Buyer shall promptly cause the Company to prepare and provide to Seller a package of tax information materials (the “Tax Package”), which shall be completed in accordance with past practice including past practice as to providing the information, schedules and work papers and as to the method of computation of separate taxable income or other relevant measure of income of the Company. Buyer shall cause the Tax Package for the portion of the taxable period ending on the Closing Date to be delivered to Seller within one hundred twenty (120) days after the Closing Date.

Section 8.03 No Amendments or Extensions. Except as required by applicable Law, neither Buyer nor any of its Affiliates (including the Company) shall, without prior written consent of Seller, refile, amend or otherwise modify (or grant an extension of any applicable statute of limitations period with respect to) any Tax Return with respect to any Pre-Closing Tax Period filed by or with respect to the Company.

Section 8.04 Assistance, Cooperation, and Retention of Documents. After the Closing Date, each of Seller and Buyer shall:

(a) assist (and cause their respective Affiliates to assist) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with Section 8.01(d) or Section 8.01(f) as the case may be;

(b) cooperate fully in preparing for any Tax Proceedings with Taxing Authorities regarding, any Tax Returns of the Company;

(c) make available to the other and to any Taxing Authority as reasonably requested all information, records, and documents relating to Taxes of the Company;

(d) provide timely notice to the other in writing of any pending or threatened Tax Proceedings of the Company for taxable periods for which the other may have a liability under Section 8.01;

(e) furnish the other with copies of all correspondence received from any Taxing Authority in connection with any Tax Proceeding or information request with respect to any such taxable period; and

(f) retain or cause to be retained all Books and Records relating to Taxes pertinent to the Company until the applicable period of assessment under Law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Taxing Authority.

Section 8.05 Transfer Taxes. Buyer and Seller agree to pay equally any transfer, documentary, sales, use, stamp, registration and similar Taxes, fees and charges arising in connection with the consummation of the transactions contemplated by this Agreement; provided, however, that Seller will pay all such Taxes, fees or charges in connection with the transactions contemplated in the Restructuring Agreement.

Section 8.06 Section 338(h)(10) Election and Allocation of Purchase Price.

(a) Upon the written request of Seller, at its sole and exclusive discretion, to be made no later than ten (10) Business Days following the determination of the Final Closing Date Purchase Price Statement, Seller and Buyer shall join in making an election within five days after the date of Seller’s written request under Code section 338(h)(10) (and any corresponding election under state, local, or foreign law) (a “Section 338(h)(10) Election”) with respect to Buyer’s purchase of the stock of the Company pursuant to this Agreement. Such decision by Seller to make a joint Section 338(h)(10) Election shall be irrevocable.

(b) In the event that Seller gives written notice of its intention to make a Section 338(h)(10) Election pursuant to Section 8.06(a) and such Section 338(h)(10) Election is timely and irrevocably made with the appropriate Taxing Authority, Seller shall include all related items of income, gain, loss, deduction and credit on Seller’s applicable federal consolidated Tax Returns and Combined Tax Returns for the final Pre-Closing Tax Period.

(c) In contemplation that a Section 338(h)(10) Election will be made, Seller and Buyer have agreed on the principles governing the allocation of the Purchase Price (determined in accordance with Code section 338), plus liabilities assumed, among the assets deemed to have been acquired as a result of the Section 338 Election as set forth in Section 8.06 of the Disclosure Schedules (such allocation, the “Purchase Price Allocation”). Section 8.06 of the Disclosure Schedules also sets forth the methodologies for calculating the 338(h)(10) Adjustment Amount as described in Article 2 hereof.

(d) In the event that Seller gives notice pursuant to Section 8.06(a), Buyer and Seller will jointly and timely file IRS Form 8023 for the Section 338(h)(10) Election (and any applicable corresponding forms of any other relevant jurisdiction). Seller and Buyer will also exchange completed and executed copies of IRS Form 8883, any required schedules thereto (and any applicable corresponding forms of any other relevant jurisdiction), not later than ten (10) days prior to the applicable filing date. Each of Buyer and Seller will, to the extent required by applicable Law, file the forms referred to in this Section 8.06(d) with their appropriate Tax Return.

ARTICLE 9.

CONDITIONS TO CLOSING

Section 9.01 Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a) any applicable waiting period under the HSR Act relating to the Contemplated Transactions to be consummated at the Closing shall have expired or been terminated;

(b) all authorizations, consents, Orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by the DOI or the relevant Insurance Regulator, as applicable, necessary for the consummation of the Closing and, subject to Section 7.09 hereof, the consummation of the transactions contemplated by the Accident and Health Coinsurance Agreement, the New York Accident and Health Coinsurance Agreement, the Accident and

Health Administrative Services Agreement and the New York Accident and Health Administrative Services Agreement shall have been obtained or made;

(c) no provision of any applicable statute, rule, law or regulation and no Order of any Insurance Regulator or any court order shall prohibit the consummation of the Closing or, subject to Section 7.09 hereof, the consummation of the transactions contemplated by the Accident and Health Coinsurance Agreement, the New York Accident and Health Coinsurance Agreement, the Accident and Health Administrative Services Agreement or the New York Accident and Health Administrative Services Agreement;

(d) no Action shall be pending by an Insurance Regulator which (i) involves a challenge to or seeks to prohibit, prevent, restrain, delay, make illegal, render invalid, or otherwise materially interfere with the consummation of the Closing or, subject to Section 7.09 hereof, the consummation of the transactions contemplated by the Accident and Health Coinsurance Agreement, the New York Accident and Health Coinsurance Agreement, the Accident and Health Administrative Services Agreement or the New York Accident and Health Administrative Services Agreement or (ii) seeks or imposes material damages in connection with the consummation of any of the Contemplated Transactions; and

(e) subject to Section 7.09 hereof, all other conditions to the consummation of the transactions contemplated by the Accident and Health Coinsurance Agreement, the New York Accident and Health Coinsurance Agreement, the Accident and Health Administrative Services Agreement and the New York Accident and Health Administrative Services Agreement shall have been satisfied or waived.

Section 9.02 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) (i) each of Seller and its Affiliates shall have performed in all material respects all of its obligations hereunder required to be performed or complied with by it on or prior to the Closing Date; (ii) (other than with respect to the New York Accident and Health Coinsurance Agreement, the New York Accident and Health Administrative Services Agreement and the New York Accident and Health Business, if the NY Closing Date is not the Closing Date) each of the representations and warranties of Seller contained in Section 3.01, Section 3.02, Section 3.05, Section 3.06, and Section 3.16 shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date; (iii) each of the other representations and warranties of Seller contained in this Agreement shall be true and correct (determined for this purpose disregarding “material”, “materiality” or “Material Adverse Effect” qualifications except with respect to the representations and warranties set forth in Section 3.08) at and as of the Closing Date, as if made at and as of such date (other than representations and warranties as of a specified date, which will be true and correct as of such date), with only such exceptions as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; and (iv) Buyer shall have received a certificate signed by a senior executive officer of Seller to the effect of the foregoing clauses (i), (ii) and (iii);

(b) subject to Section 7.09 hereof, Seller and each of its Affiliates which is a party to an Ancillary Agreement contemplated to be executed and delivered at the Closing shall have executed and delivered each such agreement, substantially in the form attached hereto and in the case of the Restructuring Agreement, consummated the transactions contemplated thereby on the terms thereof;

(c) subject to Section 7.09 hereof, all authorizations, consents, Orders, approvals, declarations and filings contemplated by Section 9.01(a) and Section 9.01(b) shall have been obtained or made without the imposition of any conditions, requirements or prohibitions upon Buyer, the Company or any of their respective Affiliates that would reasonably be expected to result in a Material Adverse Effect or to materially impair the net benefits that Buyer reasonably expects to obtain from the Contemplated Transactions;

(d) Buyer shall have received a certificate signed by the secretary of Seller attaching all documents Buyer may reasonably request with respect to the authorization of each of Seller and its Affiliates with respect to this Agreement and any Ancillary Agreements to be executed and delivered at the Closing to which it is a party, as applicable, all in form and substance reasonably satisfactory to Buyer;

(e) all authorizations, consents or approvals by or notices to, or filings with, any Person that are required to consummate the Contemplated Transactions as disclosed in Section 9.02(e) of the Disclosure Schedules, will have been obtained or made, and no such authorization, consent or approval will have been revoked;

(f) since December 31, 2007, (i) no Material Adverse Effect has occurred, and (ii) no circumstance, change or event has occurred or exists, that would reasonably be expected to result in a Material Adverse Effect;

(g) subject to Section 7.09 hereof, no Action shall be pending by an Insurance Regulator which seeks to impose conditions upon the ownership or operations of the Company or the operations of Buyer or any Affiliate of Buyer that would reasonably be expected to result in a Material Adverse Effect or to materially impair the net benefits that Buyer reasonably expects to obtain from the Contemplated Transactions; and

(h) there shall not be a downgrade by Standard & Poor’s or Moody’s Investors Service, Inc. of the debt rating of Seller to a rating below “BB-” or “Ba3”, respectively.

Section 9.03 Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed or complied with by it at or prior to the Closing Date; (ii) each of the representations and warranties of Buyer contained in this Agreement shall be true and correct (determined for this purpose disregarding “material” or “materiality” qualifications) in all respects at and as of the Closing Date, as if made at and as of such date (other than representations and warranties as of a specified date, which will be true and correct as of such date), with only such exceptions as, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on the ability of Buyer to consummate the Contemplated Transactions by the Closing and perform its obligations hereunder and under the Ancillary Agreements that are contemplated to be executed and delivered at the Closing; and (iii)

Seller shall have received a certificate signed by a senior executive officer of Buyer to the effect of the foregoing clauses (i) and (ii);

(b) the DOI shall have released Seller from all of its obligations under the Keepwell effective upon the Closing;

(c) Seller shall have received a certificate signed by the secretary of Buyer attaching all documents Seller may reasonably request with respect to the authorization of each of Buyer and its Affiliates with respect to this Agreement and any Ancillary Agreements to be executed and delivered at the Closing to which it is a party, as applicable, all in form and substance reasonably satisfactory to Seller;

(d) all authorizations, consents or approvals by or notice to, or filings with, any Person that are required to transfer those certain Excluded Assets and Liabilities disclosed in Section 9.03(d) of the Disclosure Schedules, will have been obtained or made, and no such authorization, consent or approval will have been revoked;

(e) subject to Section 7.09 hereof, all authorizations, consents, Orders, approvals, declarations and filings required by the DOI or other relevant Insurance Regulators or as otherwise contemplated by Section 9.01(a) and Section 9.01(b) shall have been obtained or made without the imposition of any conditions, requirements or prohibitions upon Seller or any of its Affiliates that would reasonably be expected to materially impair the net benefits that Seller reasonably expects to obtain from the Contemplated Transactions;

(f) the transactions contemplated by the Restructuring Agreement shall have been consummated; and

(g) the Dividend Shortfall as of the Closing Date shall be equal to no more than $50,000,000; provided, that this condition will be deemed satisfied in the event of a Section 9.03(g) Election.

ARTICLE 10.

SURVIVAL; INDEMNIFICATION

Section 10.01 Survival.

(a) The representations and warranties of the parties hereto contained in this Agreement, the Ancillary Agreements or in any certificate or other writing delivered pursuant hereto or thereto, or in connection herewith or therewith, will survive the Closing until the later of (i) the 18 month anniversary of the Closing Date and (ii) March 31, 2010; provided that the representations and warranties contained in Section 3.01 (Corporate Existence and Power; No Other Business), Section 3.02 (Corporate Authorization; Binding Effect), Section 3.05 (Capitalization), Section 3.06 (Ownership of Shares), Section 3.16 (Finders’ Fees), Section 3.17 (Taxes), Section 3.18 (Employees and Employee Benefit Plans) and Section 3.19 (Environmental Matters; Real Property) (the “Specified Warranties”), and Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization; Binding Effect) and Section 4.08 (Finders’ Fees) shall survive indefinitely or until expiration of the relevant statute of limitation.

(b) The covenants and agreements of the parties hereto contained in this Agreement, the Ancillary Agreements or in any certificate or other writing delivered pursuant hereto or thereto, or in connection herewith or therewith, shall survive the Closing indefinitely or until expiration of the relevant statute of limitation or, if a shorter period is explicitly specified herein or therein, for such shorter period.

(c) Notwithstanding the preceding paragraphs of this Section 10.01, any inaccuracy or breach of representations, warranties, covenants or agreements in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding paragraphs, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity, providing a reasonably detailed description (in light of the information available at the time of the notice) as to the basis for such claim of breach, shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 10.02 Seller Indemnification. Effective at and after the Closing, and subject to the other provisions of this Article 10, Seller hereby indemnifies Buyer, its Affiliates (including, for the avoidance of doubt, the Company from and after the Closing) and their respective current and former directors, officers, employees, agents and representatives and their respective successors and assigns (the “Buyer Indemnified Persons”) against, and agrees to hold each of them harmless from, and pay or reimburse them for, any and all Losses imposed on or incurred, sustained or suffered by any Buyer Indemnified Person, whether in respect of Third Party Claims or claims between the parties hereto, arising out of, or resulting from:

(a) the operations or conduct of the business of any Seller Retained Subsidiary whether before or after the Closing;

(b) the operations or conduct of the Accident and Health Business and the New York Accident and Health Business whether before or after the Closing; provided, that the Buyer Indemnified Persons shall not be entitled to indemnification for Losses under this Section 10.02(b) to the extent that such Losses arise out of or result from any breach or nonfulfillment by the Company of, or any failure by the Company to perform, (i) after the execution and delivery of such agreement, any of the covenants, terms or conditions of, or any duties or obligations under, the Accident and Health Administrative Services Agreement or the New York Accident and Health Administrative Services Agreement, respectively, or (ii) during the period from the Closing until the consummation of the transactions contemplated by the New York Accident and Health Coinsurance Agreement and the New York Accident and Health Administrative Services Agreement, any of the Company’s duties or obligations under Section 7.09(b);

(c) the operations or conduct by the Company of any business other than the Business before the Closing;

(d) the Excluded Assets and Liabilities, including all Liabilities relating to the campus located at 440 Lincoln Street, Worcester, MA 01653, Liabilities resulting from the consummation of the transactions contemplated in the Restructuring Agreement, Liabilities resulting from the failure to obtain a consent in transferring any Excluded Asset or Excluded Liability, or Liabilities resulting from, arising out of or otherwise incurred by the Company or any of its Affiliates as a result of the failure to transfer any Excluded Assets or Excluded Liabilities (whether due to the failure to obtain a required consent for such transfer or otherwise);

(e) the operations or conduct of the Off-Risk Business prior to the Closing, other than that part of the Off-Risk Business ceded to Buyer pursuant to the Core Coinsurance Agreement or for Liabilities which arise as a result of a breach by (i) Buyer or its Affiliates (excluding, prior to the Closing, the Company) prior to, on, or after the Closing, of the AFLIAC Stock Purchase Agreement, the IP License Agreement, dated as of December 30, 2005, between Seller and Buyer, the Restructuring Agreement, dated as of December 30, 2005, between Seller, Buyer and the Company and the Transition Services Agreement, dated as of December 30, 2005, between Seller, Buyer, the Company and The Goldman Sachs Group, Inc., or (ii) Buyer or its Affiliates (excluding, prior to the Closing, the Company) prior to the Closing, of the Core Coinsurance Agreement, the Core Administrative Services Agreement, the Non-Core Coinsurance Agreement or the Non-Core Administrative Services Agreement;

(f) any breach, prior to the Closing, of any covenant or agreement made or to be performed by the Company pursuant to any AFLIAC Agreement (a “Pre-Closing AFLIAC Breach”), except to the extent such breach results from a breach by Buyer or its Affiliates of its obligations under any AFLIAC Agreement; provided, however, that any claim under this Section 10.02(f) must be made within 180 days after the Closing Date;

(g) any misrepresentation or breach of warranty (each such misrepresentation and breach of warranty, a “Warranty Breach”) contained in this Agreement or any Ancillary Agreement or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith (disregarding for purposes of this Section 10.02(g) any qualifications relating to materiality, including the term “Material Adverse Effect”, other than with respect to Section 3.08 or Section 3.09); provided that with respect to indemnification by Seller for Warranty Breaches pursuant to this Section 10.02(g) (other than Warranty Breaches pursuant to the Specified Warranties), (A) Seller shall not be liable for any such individual Warranty Breach (and such Warranty Breach shall be disregarded for all purposes hereunder) unless the Losses with respect to such individual Warranty Breach exceed $25,000 (it being understood that all Warranty Breaches arising from the same nucleus of operative facts shall collectively be deemed an individual Warranty Breach for purposes of this clause (A)), (B) Seller shall not be liable for any such Warranty Breaches unless and until the aggregate amount of Losses with respect to such Warranty Breaches exceeds the Deductible and then only to the extent of such excess and (C) Seller’s maximum liability for all such Losses resulting from such Warranty Breaches shall not exceed an amount equal to the Cap (provided that the foregoing clauses (A), (B) and (C) shall not apply to any misrepresentation or breach of the Specified Warranties or any claim involving fraud or intentional or willful breach). Notwithstanding any other provision of this Agreement to the contrary, neither Buyer nor its Affiliates shall be entitled to any Indemnified Claim (i) with respect to a Warranty Breach relating to any low income housing Tax credit or capital loss carryforward or (ii) relating to Taxes from a Post-Closing Tax Period (other than interest or penalties accruing with respect to Taxes from a Pre-Closing Tax Period), to the extent attributable to a change in law or official interpretation occuring after the date hereof;

(h) Employee Liabilities;

(i) Environmental Liabilities;

(j) (A) pending third-party Actions or, to the Knowledge of Seller, third-party Actions threatened in writing against the Company or its Affiliates existing on the Closing Date (regardless of subject matter); (B) Producer Agreements, compensation, labor practices or unfair trade practices in dealing with Producers, which occur prior to the Closing Date, provided that this Section 10.02(j)) shall not apply to any trail commissions payable by the Company with respect to Producer Agreements; (C) marketing, sales, selling materials, customer service, claims and reporting practices, which occur prior to the Closing Date; (D) unfair trade practices in dealing with customers, including suitability, misrepresentation, negligence, fraud, breach of fiduciary duty, failure to supervise, conflicts of interest, market timing, late trading, or churning, in each case relating to actions by employees or agents appointed by the Company, which occur prior to the Closing Date; except, in each of clauses (A) through (D), to the extent arising out of or resulting from that part of the Off-Risk Business ceded to Buyer pursuant to the Core Coinsurance Agreement;

(k) those matters set forth in Section 10.02(k) of the Disclosure Schedules; and

(l) any breach of a covenant or agreement made or to be performed by Seller or its Affiliates pursuant to this Agreement.

Section 10.03 Buyer Indemnification. Effective at and after the Closing, Buyer hereby indemnifies Seller, its Affiliates and their respective current and former directors, officers, employees, agents and representatives and their respective successors and assigns (the “Seller Indemnified Persons”) against, and agrees to hold each of them harmless from, and pay or reimburse them for, any and all Losses imposed on or incurred, sustained or suffered by any Seller Indemnified Person, whether in respect of Third Party Claims or claims between the parties hereto, arising out of, or resulting from:

(a) any Warranty Breach (disregarding for purposes of this Section 10.03 any qualifications relating to materiality, including the term “Material Adverse Effect”) provided that with respect to indemnification by Buyer for Warranty Breaches pursuant to this Section 10.03 (other than Warranty Breaches pursuant to Section 4.01, Section 4.01 and Section 4.08) (A) Buyer shall not be liable for any individual Warranty Breach (and such Warranty Breach shall be disregarded for all purposes hereunder) unless the Losses with respect to such Warranty Breach exceeds $25,000 (it being understood that all Warranty Breaches arising from the same nucleus of operative facts shall collectively be deemed an individual Warranty Breach for purposes of this clause (A)), (B) Buyer shall not be liable for Warranty Breaches unless the aggregate amount of Losses with respect to such Warranty Breaches exceeds the Deductible and then only to the extent of such excess and (C) Buyer’s maximum liability for all such Warranty Breaches shall not exceed an amount equal to the Cap (provided that the foregoing clauses (A), (B) and (C) shall not apply to any misrepresentation or breach of Section 4.01, Section 4.01 or Section 4.08 or any claim involving fraud or intentional or willful breach);

(b) any breach of a covenant or agreement made or to be performed by Buyer or its Affiliates pursuant to this Agreement; and

(c) the Off-Risk Business (including, for purposes of clarity, the part of the Business ceded to Buyer pursuant to the Core Coinsurance Agreement), except to the extent that Seller or its Affiliates has an obligation to indemnify Buyer pursuant to Section 10.02 or any AFLIAC Agreement as amended through the date hereof.

Section 10.04 Procedure for Third Party Claims.

(a) After the Closing, if there is asserted against either a Buyer Indemnified Person or a Seller Indemnified Person, as the case may be (referred to hereinafter as an, “Indemnified Party”), any claim, demand, action, proceeding or investigation instituted by a Person other than an Indemnified Party (a “Third Party Claim”) which may give rise to an Indemnified Claim against Seller or Buyer, as the case may be (referred to herein after as an, “Indemnifying Party”), under this Article 10, then the Indemnified Party will give written notice with respect thereto to the Indemnifying Party promptly following such Indemnified Party’s receipt of such Third Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article 10, except to the extent such delay actually prejudices the Indemnifying Party.

(b) The Indemnifying Party will have the right to defend the Third Party Claim with counsel of its choice and at its own expense so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party intends to defend the Indemnified Party and (ii) the Third Party Claim does not solely seek an injunction or other equitable relief against the Indemnified Party. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in the defense thereof, including the opportunity to participate in any discussions or correspondence with any Government Entity, and to employ counsel separate from the counsel employed by the Indemnifying Party. The Indemnified Party’s participation in any such defense shall be at its own expense unless the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnifying Party and the Indemnified Party shall have mutually concluded in good faith that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or the availability to the Indemnified Party of one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect thereof or, and in such case, all such expenses incurred by the Indemnified Party in connection with such participation shall be borne by the Indemnifying Party.

(c) The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed) unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of the Indemnified Party from all liabilities arising or relating to, or in connection with, the Third Party Claim, (iii) involves no finding or admission of any violation of any law or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party or any of its Affiliates, and (iv) involves no imposition of a consent order, decree or injunction that would restrict the future activity of the Indemnified Party or its Affiliates in any material respect.

(d) If the Indemnifying Party does not deliver the notice contemplated by clause (i) of Section 10.04(b) within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim or the Indemnifying Party is not entitled to defend the Third Party Claim as contemplated by clause (ii) of Section 10.04(b), the Indemnified Party may defend such Third Party Claim; it being understood that the Indemnified Party’s rights to indemnification under this Article 10, including rights to indemnification for any costs or other Losses incurred by the Indemnified Party in connection with defending or settling such Third Party Claim, for such Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall (i) upon the request of the Indemnifying Party, inform, in reasonable detail, the Indemnifying Party of the status of the defense of the Third Party Claim, and (ii) if such views are offered, give the Indemnifying Party’s views in connection with the defense of the Third Party Claim good faith consideration; provided, however, that the Indemnified Party will have no obligation to follow or implement the Indemnifying Party’s views except to the extent specified below. The Indemnified Party may not consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim without the prior written consent (which consent may not be unreasonably withheld) of the Indemnifying Party.

(e) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. Such cooperation also shall include the retention and, upon the Indemnifying Party’s request, the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees or other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that such cooperation shall not unreasonably interfere with the business or operations of such party. All reasonable Losses incurred or suffered by the Indemnified Party in connection with responding to, complying with or satisfying the Indemnifying Party’s requests for cooperation shall be promptly reimbursed by the Indemnifying Party.

Section 10.05 Calculation of Losses.

(a) The amount of any Losses payable under Article 10 by the Indemnifying Party shall be (i) net of any amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor (including pursuant to the Accident and Health Coinsurance Agreement or the New York Accident and Health Coinsurance Agreement), net of any actual costs or expenses incurred in connection with securing or obtaining such amounts recovered with respect to such Loss and (ii) if a Section 338(h)(10) Election is not made, net of any Tax benefit actually realized by the Indemnified Party. If the Indemnified Party actually recovers any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for the excess (if any) of (i) the indemnification payment made by the Indemnifying Party with respect to such Loss or expense incurred by the Indemnifying Party in connection with providing such indemnification payment plus the amount received under applicable insurance policies or from any other Person by the Indemnified Party with respect to such Loss, net of any actual costs or expenses incurred in connection with securing or obtaining such amounts recovered less (ii) the full amount of such Loss.

(b) The Indemnifying Party shall not be liable under Section 10.02 for any Losses relating to any matter to the extent that reserves for such Losses (plus interest per annum at LIBOR from and including the Closing Date) were expressly set forth on the Final Closing Date Purchase Price Statement.

Section 10.06 Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 10.02 or Section 10.03 and the Indemnified Party could, in the reasonable judgment of the Indemnifying Party, have recovered all or a part of such Losses from a third party (a “Potential Contributor”), including without limitation under any Producer Agreement, Reinsurance Agreement or On-Risk Business Agreement, based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; provided that, to the extent the Indemnified Party has a material, ongoing business relationship with the Potential Contributor, the Indemnifying Party shall consult with the Indemnified Party in good faith regarding proceeding in a manner that seeks to minimize the adverse effect of any such proceeding on such business relationship. The parties further agree that no Buyer Indemnified Party shall have any obligation under this Section 10.06 or under Section 10.07 to assert or pursue any right to recover or otherwise seek or attempt to recover, or to assign or subrogate to Seller any right to recover or opportunity to seek or attempt to recover, any amounts that may be available under Buyer’s applicable insurance policies; provided, that this shall in no way limit Buyer’s obligation under Section 10.05 of the AFLIAC Stock Purchase Agreement, including with respect to certain insurance policies set forth on Schedule 3.30(a) to such agreement.

Section 10.07 Mitigation. After the Closing, upon and after becoming aware of any event or circumstance that could reasonably be expected to give rise to any Losses with respect to which indemnification may be required hereunder, an Indemnified Party will use reasonable best efforts to mitigate all such Losses, including to assert and pursue any right to recover under any Producer Agreement, Reinsurance Agreement or On-Risk Business Agreement. For the avoidance of doubt, Losses for which an Indemnified Party is entitled to indemnification in accordance with this Article 10 shall include all costs, fees, expenses and other amounts paid or incurred by an Indemnified Party in connection with its mitigation efforts in accordance with this Section 10.07.

Section 10.08 Exclusivity. Effective as of the Closing, Buyer waives any rights and claims Buyer may have against Seller, whether in law or in equity, relating to the Company or the Shares or the Contemplated Transactions, except for rights and claims expressly contemplated by this Agreement (including Article 2, Article 8 and Article 10 hereof) or specifically in any Ancillary Agreement and except for any claims of fraud or intentional or willful breach. Effective as of the Closing, the rights and claims expressly contemplated by

Article 2, Article 8 and Article 10 hereof or specifically in any Ancillary Agreement, except for any claims of fraud or intentional or willful breach, shall provide the exclusive remedy and only source of procedures with respect to any claim relating to the Company or the Shares or the Contemplated Transactions. Article 8 shall provide the exclusive remedy and only source of procedures with respect to any claim that is made under or subject to Article 8.

Section 10.09 Purchase Price Adjustment. Any amount paid by Seller or Buyer under Section 2.07, Section 7.05, Section 7.09(c), Article 8 and Article 10 will be treated as an adjustment to the Purchase Price.

Section 10.10 Beneficiaries, Investigation and Waivers. Seller Indemnified Parties and Buyer Indemnified Parties shall be intended third party beneficiaries of the indemnification obligations of Buyer and Seller, respectively, in this Article 10. Neither Buyer’s nor Seller’s right to indemnity pursuant to this Article 10 shall be adversely affected by (i) any investigation conducted by or on behalf of such party or by any knowledge acquired by or on behalf of such party as a result of such investigation or otherwise, in each case whether before or after the date of this Agreement or the Closing Date or (ii) its waiver of a condition to Closing set forth in Article 10.

Section 10.11 Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article 10, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than thirty (30) days following any Final Determination of such Loss and the Indemnifying Party’s liability therefor. A “Final Determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

ARTICLE 11.

TERMINATION

Section 11.01 Termination Prior to Closing. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Seller and Buyer;

(b) by either Seller or Buyer, if the Closing shall not have been consummated (other than through the failure of the applicable party seeking to terminate this Agreement pursuant to this Section 11.01(b) to fully and promptly comply with its obligations hereunder or under any Ancillary Agreement) on or before March 31, 2009 (subject to no more than two automatic extensions of 30 days if any authorization, consent, Order or approval required under Section 9.01(b) as a condition to the consummation of the Closing or, subject to Section 7.09 hereof, of the transactions contemplated under the Accident and Health Coinsurance Agreement, the New York Accident and Health Coinsurance Agreement, the Accident and Health Administrative Services Agreement or the New York Accident and Health Administrative Services Agreement shall be the sole condition pending on such date (other than any such conditions to be satisfied at the Closing));

(c) by either Seller or Buyer, if consummation of the transactions contemplated to be consummated at the Closing (including, subject to Section 7.09 hereof, the transactions contemplated under the Accident and Health Coinsurance Agreement, the New York Accident and Health Coinsurance Agreement, the Accident and Health Administrative Services Agreement and the New York Accident and Health Administrative Services Agreement) would violate any nonappealable final Order of any Governmental Entity having competent jurisdiction; and

(d) by either Buyer or Seller, if a breach of any provision of this Agreement has been committed by the other party so that a mutual condition to Closing or a condition to Closing for the benefit of the non-breaching party is not satisfied and such breach is incapable of cure.

The party desiring to terminate this Agreement pursuant to Section 11.01(b), Section 11.01(c) or Section 11.01(d) shall give notice of such termination to the other party.

Section 11.02 Effect of Termination. If all or any portion of this Agreement is terminated as permitted by Section 11.01 such termination shall be without liability of either party (or any Representative of such party) to the other party to this Agreement; provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for all damages incurred or suffered by the other party as a result of such failure or breach, it being understood that such liability does not extend to any non-compensatory, punitive, indirect or consequential damages. The provisions of this Section 11.02 and Section 6.01, Section 12.04, Section 12.07, Section 12.08, Section 12.09, Section 12.10, Section 12.11 and Section 12.12 shall survive any termination hereof pursuant to Section 11.01.

ARTICLE 12.

MISCELLANEOUS

Section 12.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Buyer, to:

Commonwealth Life Insurance and Annuity Company

132 Turnpike Road, Suite 210

Southborough, MA 01772

Attention:    President

Facsimile No.:    (508) 460-2401

with a copy to:

Goldman, Sachs & Co.

85 Broad Street

New York, NY 10004

Attention:    Samuel Ramos

Facsimile No.:    (212) 902-4140

and to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Stephen M. Kotran

Facsimile No.: (212) 558-3588

if to Seller, to:

The Hanover Insurance Group, Inc.

440 Lincoln Street

Worcester, MA 01653

Attention: Chief Financial Officer

Facsimile No.: (508) 855-4640

and to:

The Hanover Insurance Group, Inc.

440 Lincoln Street

Worcester, MA 01653

Attention: General Counsel

Facsimile No.: (508) 926-1926

with a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attention: Julie H. Jones

Facsimile No.: (617) 235-0433

or such other address or facsimile number as such party may hereafter specify for the purpose by advance notice to the other parties hereto. All such notices, requests and other communications shall be effective only upon (i) mailing of such notice, request or other communication and the actual receipt thereof by the relevant party, or (ii) a facsimile transmission of such notice, request or other communication and the acknowledgment by the relevant party of receipt thereof.

Section 12.02 Amendments and Waivers; Remedies Cumulative.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 12.03 Disclosure Schedules. Contemporaneously with the execution and delivery of this Agreement, Sellers are delivering to Buyer the Disclosure Schedules. The Disclosure Schedules are deemed to constitute an integral part of this Agreement and, subject to the last sentence of this Section 12.03, all representations and warranties of Sellers are made subject to the exceptions which are noted in the Disclosure Schedules. The inclusion of any item in the Disclosure Schedules shall not be construed as an indication of the materiality or lack of materiality of such item. The failure to disclose a matter or item in one Section of the Disclosure Schedules shall not constitute a breach of any representation or warranty made in this Agreement so long as such matter or item is disclosed elsewhere in the Disclosure Schedules and the applicability of such disclosure to another representation and warranty is reasonably apparent on the face of such disclosure notwithstanding the absence of a cross-reference.

Section 12.04 Expenses. Except as otherwise provided for herein (including without limitation in Section 7.01(b) and Section 8.05), all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 12.05 No Rights of Setoff. No payment to be made by Buyer to Seller or Seller to Buyer, as applicable, hereunder shall be subject to any setoff, counterclaim, deduction, withholding or recoupment for claims made pursuant to or amounts due or owing under this Agreement (including Article 10), any Ancillary Agreement or otherwise (except as otherwise provided in any such agreement).

Section 12.06 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither Seller nor Buyer may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other and any attempted assignment without the required consent shall be void; provided, that no such consent from Seller shall be required for Buyer to assign part or all of its rights under this Agreement to one or more of its wholly-owned Subsidiaries, but no such assignment shall relieve Buyer of any of its obligations hereunder and, furthermore, no such assignment will be made by Buyer if such assignment could impair, delay or prevent the obtaining of any authorization, consent, Order or approval of a Governmental Entity necessary for the consummation of the Contemplated Transactions or violate the terms of any authorization, consent, Order or approval of a Governmental Entity obtained in connection with the Contemplated Transactions.

Section 12.07 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 12.08 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the United States District Court for the District of Delaware or any Delaware state court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

Section 12.09 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND ANY SUCH PROCEEDING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 12.10 Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 12.11 Entire Agreement. This Agreement, the Ancillary Agreements and any other agreements expressly entered into on the date hereof constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY

By:	/s/ Michael Reardon
Name:	Michael Reardon
Title:	President

THE HANOVER INSURANCE GROUP, INC.

By:	/s/ Eugene M. Bullis
Name:	Eugene M. Bullis
Title:	Executive Vice President and Chief Financial Officer

[Signature Page To Stock Purchase Agreement]